PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated September 5, 2025

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

GroEstate Inc.

UP TO 8,250,000 SHARES OF SERIES B 7.5% PARTICIPATING PREFERRED STOCK (INCLUDING UP TO 750,000 INCENTIVE SHARES)

$10.00 PER SHARE FOR EACH SHARE OF SERIES B 7.5% PARTICIPATING PREFERRED STOCK

This is a public offering of securities of GroEstate Inc., a Wyoming corporation (the “Company”). We are offering up to 7,500,000 shares of our Series B 7.5% Participating Preferred Stock, par value $0.001 (the “Series B Preferred Stock”), at an offering price of $10.00 per share (the “Offered Shares”) to investors (“Investors”). In addition, any Investor that invests at least $100,000 in the offering (the “Incentive Threshold”), will receive incentive shares (the “Incentive Shares”) equal to their aggregate subscription amount multiplied by ten percent (10%). Accordingly, we may issue up to 750,000 Incentive Shares, assuming all Investors meet the Incentive Threshold. Each share of Series B Preferred Stock will pay a 7.5% annual dividend (“Dividends”). Dividends will be paid in cash on a quarterly basis beginning on the last day of a calendar quarter after such Offered Shares are sold.

We are conducting this offering on a best efforts basis which means our officers will use their commercially reasonable best efforts in an attempt to offer and sell the Offered Shares. Our officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. We anticipate the offering will have multiple closings, on the first day of each month, subject to management’s discretion to have additional closings. Since there is no minimum offering amount, the Company may immediately deposit the proceeds from accepted subscription agreements into the Company’s bank account, and may use such proceeds in accordance with the Use of Proceeds.

This offering will terminate on the earlier of (a) twelve (12) months from the date this Offering Circular is qualified for sale by the Securities Exchange Commission (“SEC”) (which date may be extended for an additional 90 days in our sole discretion); (b) the date when all Offered Shares have been sold; or (c) the date on which this offering is earlier terminated by us, in our sole discretion. The minimum purchase requirement per Investor is one hundred (100) Offered Shares ($1,000).

Our offices are located at 30 N Gould St, Suite R, Sheridan, WY 82801, Phone: 213-737-4545, Email: investor@gro.estate. We maintain a website at http://www.gro.estate. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website as a part of this Offering Circular.

These securities are speculative securities. Investment in the Company’s capital stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section beginning on page 6 of this Offering Circular.

No Escrow to Close

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. Except for depositing 7.5% of the proceeds from this offering into an escrow account as a contingency to make the payments for Dividends in cash. All other proceeds received by the Company from subscribers for this offering will be available for use by the Company upon acceptance of subscriptions for the securities by the Company.

The sale of these shares will commence within two calendar days of the qualification date and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F). Since there is no minimum offering amount, the Company may immediately deposit the proceeds from accepted subscription agreements into the Company’s bank account, and may use such proceeds in accordance with the Use of Proceeds.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semi-annual, and current event reports with the SEC after the qualification of the offering statement of which this Offering Circular is a part.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

As of the date of this Offering Circular, there is no trading market for any of our securities, and we cannot assure you that a trading market will develop. We have not applied to list our securities on any national securities exchange.

Investing in our Series B Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in our Preferred Stock.

	Price to Public	Proceeds to Issuer
Public Offering Price per Offered Share (1)(2)	$10.00	$75,000,000
Incentive Shares to Investors meeting the Incentive Threshold (1)(2)	$–	$–
Underwriting Discounts and Commissions (3)	$–	$–
Proceeds to Company (4)	$10.00	$75,000,000

(1) We are offering shares on a continuous basis. We are offering up to 7,500,000 shares of Series B Preferred Stock, plus up to 750,000 additional shares of Series B Preferred Stock as Incentive Shares for Investors purchasing at least $100,000 in this offering. An investor receiving Incentive Shares will effectively receive a discount to the price per Offered Share. The Price per share to the public does not include the effective discount that would result from the issuance of any Incentive Shares, as applicable, See “Plan of Distribution" for further details.

(2) This is a “best-efforts” offering. We will place 7.5% of the gross proceeds received from this offering into an escrow account, as a contingency to make the payments to the holders of the Series B Preferred Stock for Dividends (Dividends will accrue and be paid in cash beginning on the applicable date of closing through the calendar quarter ending immediately prior to the ten (10) year anniversary of the closing). Except for such escrowed proceeds to pay cash Dividends, all other proceeds shall immediately be deposited into the bank account of the Company and the Company may use such proceeds in accordance with the Use of Proceeds.

(3) We are offering these securities without an underwriter.

(4) Excludes estimated total offering expenses and the escrowed funds described in Footnote 2 above.

Our Board of Directors used its business judgment in setting a value of $10.00 per share of Series B Preferred Stock as consideration for the capital stock to be issued under the offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

NON-ACCREDITED INVESTOR LIMITATIONS

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

NOTICE TO FOREIGN INVESTORS

IF THE INVESTOR LIVES OUTSIDE OF THE UNITED STATES, IT IS THE INVESTOR'S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN INVESTOR.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is September 5, 2025.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “GroEstate” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of GroEstate Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things, may include statements about our:

•	business strategy;

•	our ability to successfully compete in highly competitive markets;

•	our expectations regarding financial performance, including but not limited to revenue, achieving or maintaining profitability, ability to generate or maintain positive cashflow and other results of operations;

•	our expectations regarding future operating performance, including but not limited to our expectations regarding our anticipated equipment leasing, purchase of farming operations, and consulting services, and the potential revenues and margins related thereto;

•	our expectations regarding our competitors’ use of incentives and promotions, our competitors’ ability to raise capital, and the effects of such incentives and promotions on our growth and results of operations;

•	our anticipated investments in new products and offerings, and the effect of these investments on our results of operations;

•	our anticipated capital expenditures and our estimates regarding our capital requirements;

•	our ability to make required dividend payments on the Series B Preferred Stock to be issued in this offering;

•	our ability to close and integrate acquisitions into our operations;

•	anticipated technology trends and developments and our ability to address those trends and developments with our products and offerings;

•	the size of our addressable markets, market share, category positions, and market trends, including our ability to grow our business in the countries we have identified as expansion markets;

•	our ability to identify, recruit, and retain skilled personnel, including key members of senior management;

•	our ability to effectively manage our growth and maintain and improve our corporate culture;

•	our ability to successfully respond to global economic conditions, including rising inflation and interest rates;

•	the availability of capital to grow our business;

•	our ability to meet the requirements of our existing debt;

•	our ability to comply with existing, modified, or new laws and regulations applying to our business; and

•	our ability to implement, maintain, and improve our internal control over financial reporting.

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Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

MARKET AND INDUSTRY DATA

This Offering Circular contains estimates, projections and other information concerning our industry, our business and the markets for our for farming and equipment leasing services, including data regarding the estimated size of such markets. We obtained the industry, market and similar data set forth in this Offering Circular from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

GroEstate Inc. (the “Company”, “GroEstate”, “we” and “us”) was incorporated under the laws of the State of Wyoming on January 30, 2025. Our management team and advisors have experience in land development and agricultural technology, including but not limited to advanced water purification systems, specialized lighting, and growing techniques for high-yield, small-footprint cultivation as well as experience in equipment leasing, and real estate management for farming facilities. We are an agriculture property and equipment focused company that intends to generate recurring revenues by (i) acquiring, developing and leasing specialized farming facilities to independent operators under long-term lease and revenue-sharing arrangements, (ii) acquiring and leasing agricultural equipment to such farming facilities, and (iii) providing loans to farm operators, and (iv) providing certain consulting services related to land development, agricultural equipment, and farming techniques. We plan to acquire land, assist in development of such land, and lease land and equipment to farm operators in the North American market. We additionally plan on entering into joint development agreements with farm operators in order provide such operators with access to capital and consulting services with respect to land development, equipment use, and farming capabilities and analysis.

We are not directly involved in farming operations, and do not plan to be involved in any farming operations.

Our office is located at 30 N Gould St, Suite R, Sheridan, WY 82801, Phone: 213-737-4545, Email: investor@gro.estate. We maintain a website at http://www.gro.estate. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website as a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

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Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future, except for the Dividends payable on the Series B Preferred Stock, to the extent legally permissible. Our board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future, except as required by the Dividends / return of capital on the Series B Preferred Stock. Any other payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Participation Right

As part of the subscription agreement, the purchasers of the Series B Preferred Stock will be parties to a revenue sharing arrangement pursuant to which, the Series B Preferred Stock holders will collectively have a right to receive 66.7% of the revenues generated from the variable rate usage fees and consulting based fees, excluding fixed rental payments for land leases and / or equipment rentals / leases (“Participation Right”). The Participation Right is based on payments actually received by the Company. Such Participation Right will be paid out quarterly on the same dates as the quarterly Dividends.

Liquidation Preference

In the event of any (i) liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary or (ii) sale of substantially all of the assets or capital stock of the Company, the holder of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to ninety percent (90%) of the net proceeds available for distribution to the stockholders pro rata, with such remaining ten percent (10%) to be distributed to the holders of Common Stock pro rata.

Series B Preferred Stock Dividend Policy

The Series B Preferred Stock will earn dividends at the rate of 7.5% per annum from applicable issuance. From the applicable date of closing through the end of the calendar quarter immediately preceding the ten (10) year anniversary of such closing, all Dividends, to the extent legally permissible, will be paid in cash on December 31st, March 31st, June 30th and September 30th of each year. Such cash Dividends may be paid as a return of capital from the escrowed funds from this offering (See “Escrowed Funds” below) and then through the Company’s profits, to the extent legally permissible under Wyoming law.

Escrowed Funds

The Company will deposit 7.5% of the proceeds from this Offering into an escrow account of the Company’s choosing, as a contingency to make the cash Dividend payments – See “Series B Preferred Stock Dividend Policy” above). The Company anticipates that beginning prior to the second year, it will have sufficient operating profits to make future cash Dividends, as required, but there can be no assurances that such operating profits are realized. In the event the Company does not have sufficient profits, it will use the escrowed funds as a return on capital as opposed to a dividend and the Series B Preferred Stock holders will be informed through the dividend statements accompanying the cash Dividends and with their tax statements that they are not receiving net profits, and that they should not assume that the source of these distributions are net profits. If Dividends are paid from operating profits, then the Company will move the escrowed capital to its operating account and use the capital for general working capital.

Trading Market

As of the date of this Offering Circular, there is no trading market for any of our securities, and we cannot assure you that a trading market will develop. We have not applied to list our securities on any national securities exchange or stock quotation system.

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THE OFFERING

Issuer:	GroEstate Inc.

Securities offered:	A maximum of (i) 7,500,000 shares of our Series B 7.5% Participating Preferred Stock, par value $0.001 (“Series B Preferred Stock”) at an offering price of $10.00 per share (the “Offered Shares”), (ii) plus up to 750,000 incentive shares of Series B Preferred Stock (“Incentive Shares”). For each Investor purchasing at least $100,000 of Offered Shares (the “Incentive Threshold”), such Investor will receive such number of Incentive Shares equal to ten percent (10%) of the number of Offered Shares purchased (See “Plan of Distribution.”).

No Conversion Rights:	The Series B Preferred Stock is not convertible into any other security of the Company.

Number of shares of Series B Preferred Stock outstanding before the offering:	None. Notwithstanding, the Company currently has issued $317,544 in principal of convertible promissory notes (“Convertible Notes”). The Convertible Notes accrue interest at 8% per annum and contain an exit / bridge fee of 30% of the principal amount that is payable on maturity or, along with principal and interest, convertible into shares of Series B Preferred Stock at $10.00 per share (such shares upon issuance, the “Note Shares”). As of August 15, 2025, the Convertible Notes are convertible into an aggregate of approximately 42,000 Note Shares at the election of the holder(s).

Number of shares of Series B Preferred Stock to be outstanding after the offering:	8,250,000 shares, if the maximum amount of Offered Shares are sold and assuming all Investors meet the Incentive Threshold. Such number of shares does not include any Note Shares issuable upon conversion of the Convertible Notes.

Price per share / Stated Value:	$10.00

Maximum offering amount:	7,500,000 shares at $10.00 per share, or $75,000,000, excluding any applicable Incentive Shares (See “Plan of Distribution.”).

Dividend Payments:	See Description of Securities – Series B Preferred Stock below.

Participation Right:

The holders of the Series B Preferred Stock will be parties to a revenue sharing arrangement with the Company pursuant to which they will collectively have a right to receive 66.7% of the revenues generated from the variable rate usage fees and consulting based fees, excluding fixed rental payments for land leases and / or equipment rentals / leases (“Participation Right”). The Participation Right is based on payments actually received by the Company. Such Participation Right will be paid out quarterly on the same dates as the quarterly Dividends

Liquidation Preference:

In the event of any (i) liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary or (ii) sale of substantially all of the assets or capital stock of the Company, the holder of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to ninety percent (90%) of the net proceeds available for distribution to the stockholders pro rata, with such remaining ten percent (10%) to be distributed to the holders of Common Stock pro rata.

Trading Market:	As of the date of this Offering Circular, there is no trading market for any of our securities, and we cannot assure you that a trading market will develop. We have not applied to list our securities on any national securities exchange.

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Use of proceeds:	If we sell all of the Series B Preferred Stock being offered, our proceeds (excluding our estimated offering expenses and any escrowed funds to be used to return capital for the cash Dividends) will be $75,000,000. We will use the majority of the net proceeds to (i) exercise our options to purchase the property and equipment of existing agriculture business and lease these assets to operators to run them on our behalf under long term leases, (ii) to make loans of capital and equipment leases to agricultural businesses and (iii) to jointly develop farming projects throughout the United States and Canada. The remaining proceeds are anticipated to be used for working capital and other general corporate purposes. Please see “Use of Proceeds” for further information.

Risk factors:	Investing in our Series B Preferred Stock involves a high degree of risk, including:

	•	The Company is not yet profitable.

	•	We do not currently own any farming properties and there are no guarantees we will be able to acquire any properties.

	·	There is no market to sell the securities being purchased.

	•	Our business is a competitive industry with competitors having greater financial resources.

	•	We have a limited operating history.

	•	There is doubt about our ability to continue as a going concern.

See “Risk Factors” For a more complete discussion of the risks related to this offering and our business and financial condition.

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RISK FACTORS

An investment in our Series B 7.5% Convertible Preferred Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Offering Circular, before purchasing our Series B Preferred Stock. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to this Offering and our Series B Preferred Stock

There is no existing market for our Series B Preferred Stock and we cannot predict whether one will develop to provide you with adequate liquidity to sell your Series B Preferred Stock at prices equal to or greater than the price you paid in this offering.

There is no public market for our Series B Preferred Stock and we have not applied to list or quote our securities on any market, exchange or interdealer quotation system. We cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of your Series B Preferred stock that you buy. The purchase price for the Series B Preferred Stock was determined by us and may not be representative of the value of the Company. Consequently, you may not be able to sell your Series B Preferred Stock at prices equal to or greater than the price you paid in this offering, or at all.

If our Securities becomes quoted, the market price of the Series B Preferred Stock may fluctuate, and you could lose all or part of your investment.

The offering price for the Series B Preferred Stock is set by us based on a number of factors and may not be indicative of prices that would prevail on any national securities exchange or the OTC Markets if a market developed. If a market did develop, the value of our Series B Preferred Stock could decline.

Some of the other factors that could negatively affect our share price or result in fluctuations in our share price if a market did develop, include:

•	our operating and financial performance;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	our failure to meet revenue, reserves or earnings estimates by research analysts or other investors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	our ability to make required Dividend payments on our Series B Preferred Stock;

•	our ability to make required payments on our current and future outstanding debt instruments;

•	speculation in the press or investment community;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	the realization of any risks describes under this “Risk Factors” section.

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The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the value of our Series B Preferred Stock, if a market ever develops. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

Our management has broad discretion as to the use of certain of the net proceeds from this offering.

As described in the Use of Proceeds Section of this Offering Circular, we intend to use portions of the proceeds of this Offering to (i) acquire, develop and lease specialized farming facilities to independent operators under long-term lease and revenue-sharing arrangements, (ii) acquire and lease agricultural equipment to farming facilities, and (iii) provide loans to farm operators. The Company has entered into two (2) option agreements to purchase entities owning farming facilities (or such facilities outright) as well as a binding term sheet to jointly develop land and provide equipment leases and monetary loans to the operators. In addition, the Company is in various stages of negotiating additional arrangements with farming operators, that if executed, would further entitle the Company to spend a substantial amount of the proceeds from this offering. However, we cannot specify with certainty the particular uses of such proceeds. Our management will have broad discretion in the application of the net proceeds designated for use to purchase additional facilities and equipment, enter into loans, or as working capital or for other general corporate purposes. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our Series B Preferred Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

The holders of our Series B Preferred Stock have certain rights to mandatory dividends and participation in our future revenues, which may result in the Company being insufficiently funded to meet its ongoing obligations and proposed expansion plans.

Pursuant to the terms of the Series B Preferred Stock, holders are entitled to participation rights in revenues and mandatory dividends, regardless of whether the Company has sufficient retained earnings or unrestricted cash. These obligations may significantly impact our financial condition and limit our flexibility.

Specifically, the participation rights entitle the Series B Preferred Stock holders to collectively receive 66.7% of the revenues generated from the variable rate usage fees and consulting based fees, excluding fixed rental payments for land leases and / or equipment rentals / leases (“Participation Right”). The Participation Right is based on payments actually received by the Company. Such Participation Right will be paid out quarterly on the same dates as the quarterly Dividends. In addition, the mandatory Dividend requires that we make periodic cash payments equal to 7.5% of the subscription amount of all Series B Preferred Stock holders. As a result, even if we generate positive cash flows from operations or raise additional capital, a portion of such funds may be required to be used to satisfy our obligations to the Series B Preferred Stock holders before being available for reinvestment in our business, marketing and development, acquisitions, or other strategic initiatives. These requirements could reduce the cash available for operations, expansion, and debt repayment and increase the risk that we will need to seek additional financing on unfavorable terms to meet our obligations.

In addition, if our future tenants or equipment renters fail to timely make payments to us, we may not be able to make mandatory Dividends or afford to pay the participation rights to the Series B Preferred Stock holders.

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Some of our tenants may be unable to pay rent, which could adversely affect our cash available to make distributions to our stockholders or otherwise impair the value of your investment.

We expect that single tenants will continue to occupy most of our properties and, therefore, the success of our investments will be materially dependent on the financial stability of these tenants. Some of our tenants may have been recently restructured using leverage acquired in a leveraged transaction or may otherwise be subject to significant debt obligations. Tenants that are subject to significant debt obligations may be unable to make their rent payments if there are adverse changes in their businesses or in general economic conditions. Tenants that have experienced leveraged restructurings or acquisitions will generally have substantially greater debt and substantially lower net worth than they had prior to the leveraged transaction. In addition, the payment of rent and debt service may reduce the working capital available to leveraged entities and prevent them from devoting the resources necessary to remain competitive in their industries. In situations where management of the tenant will change after a transaction, it may be difficult for our Adviser to determine with certainty the likelihood of the tenant’s business success and of it being able to pay rent throughout the lease term. These companies are more vulnerable to adverse conditions in their businesses or industries and economic conditions generally, as well as to increases in interest rates.

Any lease payment defaults by a tenant could adversely affect our cash flows and cause us to reduce the amount of distributions to stockholders. In the event of a default by a tenant, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property.

Because our Series B Preferred Stockholders will have no voting rights, the Common Stock holders currently and for the foreseeable future will continue to control the Company.

Holders of our Series B Preferred Stock will not be entitled to vote on any matters submitted to a vote of our shareholders, except as required under Wyoming law. As a result, all matters requiring shareholder approval, including the election and removal of directors, approval of mergers or other significant corporate transactions, and amendments to our articles of incorporation, as applicable, will be decided solely by the holders of our Common Stock. Our Common Stock is currently held by members of our management team and certain key consultants. Accordingly, these individuals will continue to control the outcome of shareholder votes for the foreseeable future.

This concentration of ownership and control may limit or preclude your ability to influence corporate matters and may result in decisions with which you disagree. It may also discourage or delay potential changes in control of the Company, limit the market value of your investment, and create potential conflicts of interest between management’s interests and the interests of our other investors.

Risks Relating to Our Financial Condition and Financing our Business

We are an early stage company with limited operations, and we have spent the majority of our time and effort locating and negotiating with owners of farming land to attempt to enter into joint development agreements or options to acquire such land.

We were formed on January 30, 2025 and we currently have no revenues and very limited operations. Future losses are likely to occur until, we are able to generate substantial revenue from (i) future purchases of real estate and equipment, if and when it occurs, that we anticipate leasing back to farm owners, (ii) any profits we make on repayments of loans with interest that we anticipate making to farm operators, if and when such loans occur, and (iii) consulting services that we anticipate providing to farm operators pursuant to consulting arrangements or joint development agreements, which to date we have not yet provided any such services. There are no assurances that we will be able to raise enough proceeds in this offering to acquire any farmland or equipment, provide any loans, or provide any consulting services thereto. In the event that we are unable to derive significant revenue, you may lose your whole investment. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed. As a result of these, among other factors, we have included a footnote within the financial statements for the year ended June 30, 2025, an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. Please see NOTE 2 – GOING CONCERN for further information.

Our real estate investments will consist of agricultural properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations, either of which would adversely affect returns to stockholders.

Agricultural properties may be relatively illiquid compared to other types of real estate and financial assets. This illiquidity, in the event that we acquire properties, could limit our ability to quickly dispose of properties in response to changes in economic or other conditions. With these kinds of properties, if the current lease is terminated or not renewed, we may be required to renovate the property to the extent we have buildings on the property, or to make rent concessions in order to lease the property to another tenant or sell the property. In addition, in the event we are forced to sell a future property that we acquire, we may have difficulty finding qualified purchasers who are willing to buy the property. These and other limitations may affect our ability to sell or re-lease properties without adversely affecting returns to our Series B Preferred Stock holders.

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Our existing financial resources are insufficient to meet our ongoing operating expenses.

We have no sources of income at this time and no existing cash balances to meet our ongoing operating expenses. In the short term, unless we are able to raise additional debt and/or equity we shall be unable to meet our ongoing operating expenses. In addition to the offering pursuant to this Offering Circular, we also may raise debt and/or equity to meet our ongoing operating expenses for growth in return for shares of our equity securities. There can be no assurance that we will be able to raise the capital to fund our operations and growth.

Management has expressed concerns about our ability to continue as a going concern.

Management has expressed concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our Series B Preferred Stock.

As an early stage company, we have yet to achieve revenues, a profit and may not achieve a profit in the near future, if at all.

We have not yet produced revenues nor a net profit and may not in the near future, if at all. While we expect our revenue to begin and grow in the near future, we have not achieved profitability and cannot be certain that we will be able to realize sufficient revenue to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

Because we lack independent audit and compensation committees, our Board of Directors—which is entirely comprised of non-independent members of management—controls oversight of financial reporting and executive compensation, creating significant conflicts of interest..

We do not have an audit committee or a compensation committee, nor do we have any independent directors serving on our Board of Directors. Instead, our Board of Directors, which consists solely of management, is responsible for performing these critical functions. As a result, matters such as oversight of our financial reporting, selection of auditors, and review and approval of executive compensation will be determined by individuals who also serve as members of management.

This structure creates inherent conflicts of interest, as directors who are involved in our day-to-day operations and who directly benefit from compensation decisions will participate in setting their own pay and overseeing financial disclosures that may impact management’s performance evaluations. The absence of independent oversight may also reduce the reliability of our financial statements, limit transparency for investors, and diminish confidence in our corporate governance.

Additionally, because our directors collectively own more than 50% of our outstanding Common Stock, the only class of capital stock entitled to vote on matters submitted to shareholders, they are able to control outcomes of shareholder votes. This concentration of control, combined with the absence of independent oversight, may make it difficult for minority shareholders to influence our policies, challenge management decisions, or effect changes in corporate governance.

Because we lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board on such matters, we are subject to increased risk related to financial statement disclosures.

We lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of generally accepted in the United States of America (“GAAP”) and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board on such matters. Accordingly, we are subject to increased risk related to financial statement disclosures.

The preparation of our consolidated financial statements involves the use of estimates, judgments and assumptions, and our consolidated financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in GAAP typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

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Risks Relating to Our Business, Industry, and Regulations

Our Anticipated business model relies on us successfully acquiring facilities and leasing equipment, providing capital, and performing consulting services, which we may not be able to implement or scale.

Our anticipated business model is dependent on our future success in (i) acquiring and leasing farming facilities to operators (ii) purchasing and leasing farming equipment to operators, (iii) providing access to capital and loans to operators, and (iv) providing consulting and development services to operators. Since we are an early stage company with limited operations and no revenues, there is no certainty that we can implement our business plan at scale. We will need significant capital in order to execute on our business plan and our failure to execute on any or all aspects of our business plan could materially and adversely affect our results of operations and financial condition. Furthermore, our depends heavily on our ability to identify, contract with, and retain reliable farming operators who are capable of paying lease obligations, servicing loans, and benefiting from our consulting services. Many operators in the agricultural sector, including but not limited to hemp and marijuana growers, face financial challenges, limited access to credit, and volatile revenue streams. If our operator counterparties are unsuccessful or default on obligations to us, our anticipated revenues could be substantially reduced or eliminated.

In the event that we are able to implement our business plan, we will have to manage distinct service lines requiring different expertise, capital commitments and growth, and given our limited operating history and resources, there are no assurances we will be successful.

We anticipate pursuing four distinct service lines: facility acquisition and leasing, equipment leasing, lending, and consulting. Each line requires different expertise, capital commitments, and risk management. Managing these activities simultaneously, particularly as a new company with limited resources and operating history, may be difficult to do given our small management team and limited infrastructure. If we fail to effectively execute on one or more of these lines, it could materially impair our ability to scale and achieve profitability.

The properties that we expect to acquire may be subject to extensive regulations, which may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations.

The properties that we expect to acquire, if we are able to implement our business plan, will likely be subject to various local laws and regulatory requirements. Local property regulations may restrict the use of properties that we intend to acquire and may require us to obtain approval from local authorities prior to acquiring a property or when developing or undertaking renovations. Among other things, these restrictions may relate to cultivation of medical-use cannabis, the use of water and the discharge of waste water, fire and safety, seismic conditions, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not materially and adversely affect us or the timing or cost of any future acquisitions, developments or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our failure to obtain such regulatory approvals could have a material adverse effect on our business, financial condition, liquidity and results of operations.

For any facility that we may acquire in the future, compliance with environmental laws could materially increase our operating expenses.

In the event that we acquire any properties , we may be subject to environmental conditions of which we are unaware. If environmental contamination exists on properties we acquire, we could become subject to liability for the contamination. The presence of hazardous substances on a property may materially and adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although we may require in our leases that tenants operate in compliance with all applicable laws and indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to liability by virtue of our ownership interest and we cannot be sure that our tenants would satisfy their indemnification obligations to us. Such environmental liability exposure associated with properties we acquire in the future could harm our business, financial condition, liquidity and results of operations.

Assets leased to cannabis businesses may be forfeited to the federal government.

We currently intend to lease equipment to facilities that cultivate cannabis. Any assets used in conjunction with the violation of federal law are potentially subject to federal forfeiture, even in states where cannabis is legal. If the federal government decides to initiate forfeiture proceedings against cannabis farmland that we lease equipment or lend money to, our investment in those properties may be lost.

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Our future tenants may become insolvent or file for bankruptcy, which could adversely affect our future income

If we acquire agricultural or related properties and lease them to operators, we will be exposed to the creditworthiness and financial stability of our tenants. Many operators in the farming sector—including but not limited to hemp and marijuana growers—face limited access to capital, thin profit margins, and volatility in crop yields and commodity prices. These conditions increase the likelihood of financial distress.

If a tenant were to become insolvent, default on its lease obligations, or file for bankruptcy protection, we could experience a significant reduction or complete loss of expected rental income from that property or future consulting services. In such circumstances, we may also incur substantial costs associated with enforcing our lease rights, finding a new tenant for the property, or maintaining the property during periods of vacancy.

Bankruptcy proceedings can further restrict our ability to enforce lease provisions or recover damages. Even if we are able to re-lease the property, there is no assurance that we could secure a replacement tenant on comparable economic terms, if at all. Any prolonged vacancy or reduced rental income could materially and adversely impact our financial condition, results of operations, and our ability to pay dividends.

We are dependent on our management team and development and operations personnel, and the loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends substantially upon the continued services of our executive officers and other key members of management. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. We are also substantially dependent on the continued service of our existing development and operations personnel because of the complexity of our service and technologies. We only have consulting agreements with our CEO and COO. As a result of this, other key management, development or operations personnel, could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees or groups could seriously harm our business.

Natural disasters and other events beyond our control could materially adversely affect us in the future.

In the event that we are able to acquire properties or receive income based on agricultural output in the future, we may be adversely affected by natural disasters or other catastrophic events that cause damage or disruption to farm operators crop output and greenhouse and other equipment. In such events, we may be adversely affected by such disasters and our profitability may be significantly impacted.

Given our limited workforce and need for additional capital, we anticipate relying heavily on third-party consultants, which may expose us to additional operational risks.

We expect to initially rely heavily on consultants, contractors, and other third-party service providers to perform a significant portion of our operational, administrative, and technical functions. While this approach may allow us to remain flexible and reduce fixed overhead, it also exposes us to risks beyond our direct control. There is no assurance that qualified third parties will be available to us on favorable terms, or at all, when their services are required. In addition, reliance on external providers may lead to higher costs, delays, inconsistent quality of service, or disruptions if a provider terminates its relationship with us, fails to meet contractual obligations, or encounters financial or operational difficulties of its own. Any inability to secure or retain reliable third-party providers could impair our ability to operate efficiently, increase our costs, and materially and adversely affect our business, financial condition, and results of operations.

Cautionary Note

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our Series B Preferred Stock or Common Stock.

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USE OF PROCEEDS

If we sell all of the Offered Shares, our gross proceeds will be $75,000,000. The figures below are estimates only and the actual costs may differ. The precise amounts that we will devote to each of the following items, and the timing of expenditures, will vary depending on numerous factors. As of the date of this Offering Circular, we have not sold any securities pursuant to this offering.

To account for a varying potential use of funds from the low to high ends of this range, the following table represents management's best estimate of the uses of gross proceeds. We provide a summary of the proceeds, excluding offering expenses at the maximum raise amount, as well as at the 25%, 50%, and 75% intervals. All amounts in this table are based on estimated amounts outstanding on June 30, 2025.

If 100% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Expansion of Community Gardens Project	$20,000,000
Exercise of Cremona Option	8,900,000
Purchase of Cremona Note	3,000,000
Exercise of Jones Farm Option	10,000,000
Purchase of properties and equipment currently unidentified	21,400,000
Marketing Costs of this Offering	3,750,000
Repayment of Loans (including interest and bridge fees)	419,965
Working Capital, General Corporate Purposes and escrow	7,530,035
TOTAL	$75,000,000

If 75% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Expansion of Community Gardens Project	$20,000,000
Exercise of Cremona Option	8,900,000
Purchase of Cremona Note	3,000,000
Exercise of Jones Farm Option	10,000,000
Purchase of properties and equipment currently unidentified	5,500,000
Marketing Costs of this Offering	2,812,500
Repayment of Loans (including interest and bridge fees)	419,965
Working Capital, General Corporate Purposes and escrow	5,617,535
TOTAL	$56,250,000

If 50% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Expansion of Community Gardens Project	$12,500,000
Exercise of Cremona Option	8,900,000
Exercise of Jones Farm Option	10,000,000
Marketing Costs of this Offering	1,875,000
Repayment of Loans (including interest and bridge fees)	419,965
Working Capital, General Corporate Purposes, and escrow	3,805,035
TOTAL	$37,500,000

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If 25% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Expansion of Community Gardens Project	$6,000,000
Partial exercise of the Cremona Option	4,450,000
Partial exercise of the Jone Farm Option	5,000,000
Marketing Costs of this Offering	937,500
Repayment of Loans (including interest and bridge fees)	419,965
Working Capital, General Corporate Purposes and escrow	1,942,535
TOTAL	$18,750,000

As indicated in the table above, if we sell only 25%, 50% or 75% of the Offered Shares offered for sale in this offering, we expect to use the resulting proceeds for the same purposes as we would use the proceeds from a sale of 100% of the Offered Shares, except we would likely reduce the exercise of our options disproportionately between the different opportunities. In the event that we raise 100% or 75% of the maximum offering amount, we intend to (i) fully exercise the purchase options on the Cremona Farm and Jones Farm projects and (ii) build out 20 community garden properties. If we raise lesser amounts, we might decide to scale back on some of these projects in a disproportionate manner where we might fully exercise one option and greatly scale back others. Such determination will be determined by management at such time.

The use of proceeds also assumes that the holders of our Convertible Notes (which are exercisable for Series B Preferred Stock) elect to not convert their Convertible Notes and instead are repaid the entire principal plus accrued interest and bridge fees (calculated through August 15, 2025 with respect to amounts due under the Convertible Notes). In the event that the holders elect to convert any portion of the Convertible Notes, the additional unused proceeds are anticipated to used for general working capital.

The expected use of proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering may be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

The Company sold to its founders, certain employees, and certain consultants an aggregate of 765,000 shares of common stock at a price per share of $0.001 in May of 2025. Notwithstanding, this offering for shares of Series B Preferred Stock is not convertible into shares of common stock. Further, the rights and preferences of the Series B Preferred Stock are different from the common stock in that the Series B Preferred Stock: (i) is entitled to a mandatory quarterly Dividend of 7.5%, (ii) receives a liquidation preference on any dissolution or acquisition of the Company whereby the holders would receive 90% of the net proceeds available to shareholders, and (iii) participates in a revenue sharing arrangement equal to 66.7% of the revenues generated from the variable rate usage fees and consulting based fees, excluding fixed rental payments for land leases and / or equipment rentals / leases. Accordingly, the Company has determined that dilution to existing common stockholders would not be readily determinable.

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In addition, the Company has $318,544 in outstanding Convertible Notes that are convertible into shares of Series B Preferred Stock. These Convertible Notes were issued between February and August of 2025 and accrue interest at eight percent (8%) per annum and have an exit / bridge fee of 30% of the principal amount payable at maturity or applied to any conversion into Series B Preferred Stock. Accordingly, assuming the Convertible Note holders convert their Convertible Notes on August 15, 2025, such holders would receive approximately 42,000 shares of Series B Preferred Stock.

Future Dilution

Dilution may result from future actions by our Company, and specifically from any increase in the number of shares of the Company’s Series B Preferred Stock outstanding resulting from a stock offering (such as a public offering, a crowdfunding round, a venture capital round or an angel investment.

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Exchange Listing

As of the date of this Offering Circular, there is no trading market for any of our securities, and we cannot assure you that a trading market will develop. We have not applied to list our securities on any national securities exchange.

Pricing of the Offering

Prior to this offering, there has been no public market for the Series B Preferred Stock. The initial public offering price was determined by us. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this Offering Circular and otherwise available;

•	our prospects and the history of and prospects for the industry in which we compete;

•	our anticipated financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this offering; and

•	other factors deemed relevant by us.

Offering Period and Expiration Date

This offering will start on or after the qualification date and will terminate on the earlier of (a) twelve (12) months from the date this Offering Circular is qualified for sale by the SEC (which date may be extended for an additional 90 days in our sole discretion); (b) the date when all Offered Shares have been sold; or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

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The Company may extend this offering for an additional time period unless the offering is completed or otherwise terminated by us, or unless we are required to terminate by application of Regulation A of the JOBS Act. Funds received from Investors will be counted towards the offering only if the form of payment, such as a check or wire transfer, clears the banking system and represents immediately available funds held by us prior to the termination of the subscription period, or prior to the termination of the extended subscription period if extended by the Company.

Incentive Shares

Certain investors in this offering are eligible to receive Incentive Shares in addition to the Offered Shares subscribed for as part of the offering, effectively discounting the price per share offered. To qualify for the receipt of Incentive Shares, an Investor is required to purchase at least $100,000 of Offered Shares, referred to as the Incentive Threshold. Upon meeting the Incentive Threshold, such applicable investor will receive, as part of their investment, such number of additional shares of Series B Preferred Stock equal to ten percent (10.0%) of the Offered Shares purchased by such Investor. Incentive Shares will be granted at the applicable closing only upon such Investor meeting the Incentive Threshold for such closing and such investment will not aggregate with purchases of Offered Shares in any other closing.

Broker Dealers

The Company will not initially sell the Shares through commissioned broker-dealers, but may do so after the commencement of the Offering. Any such arrangement will add to our expenses in connection with the Offering. If we engage one or more commissioned sales agents or underwriters, we will supplement this Form 1-A to describe the arrangement.

Subscription Procedures

If you decide to subscribe for our Offered Shares in this offering, you should review your subscription agreement. A copy of the form of subscription agreement is attached to this Offering Circular as Exhibit 4.1. Completed and signed subscription documents shall be either mailed directly to the Company at GroEstate Inc., 30 N Gould St, Suite R, Sheridan, WY 82801, or sent via electronic correspondence at: investor@gro.estate. Since there is no minimum amount to complete a closing under this offering, the Company may immediately deposit the proceeds from accepted subscription agreements into the Company’s bank account, and subject to the requirement to escrow 7.5% of subscriptions for future cash Dividends, the Company may use such proceeds in accordance with the Use of Proceeds.

You shall deliver funds by either check, ACH deposit or wire transfer, pursuant to the instructions set forth in the subscription agreement. Upon confirmation that a subscriber’s funds have cleared, the Offered Shares will be sent to the subscriber within 48 hours of the applicable closing electronically.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

If you subscribe for our Offered Shares, you will also be part of a revenue sharing agreement entitling the Series B Preferred Stock holders the right to receive 66.7% of the revenues generated from the variable rate usage fees and consulting based fees, excluding fixed rental payments for land leases and / or equipment rentals / leases (“Participation Right”). The Participation Right is based on payments actually received by the Company. Such Participation Right will be paid out quarterly on the same dates as the quarterly Dividends See “Revenue Sharing Right” under the section entitled “Description of Securities” below.

Acceptance of Subscriptions

Upon our receipt of a subscription agreement and payment, we will countersign the subscription agreement and issue the shares of Series B Preferred Stock subscribed for at the applicable closing. Once you submit the subscription agreement, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable and the Company will not return any funds to subscribers regardless of the volume of sales in any applicable closing.

Investors must further comply with the “Investor Suitability Standards” set forth below.

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Investor Suitability Standards

As a Tier 2 Regulation A offering, investors must comply with the 10% limitation to investment in the offering, as prescribed in Rule 251. Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculation, “Net Worth” is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase Offered Shares and prior to the acceptance of any funds from an Investor, an Investor will be required to represent, to the Company’s satisfaction, that it is either an accredited investor or is in compliance with the ten percent (10%) of net worth or annual income limitation on investment in this offering. We urge all investors to review Rule 251 of Regulation A to ensure compliance.

The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase the Shares (please see below on how to calculate your net worth);

(iii) You are an executive officer or general partner of the issuer or a management team or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of the Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Selling Security holders

There are no selling security holders in this Offering.

Blue Sky Law Considerations

The holders of our shares of Series B Preferred Stock should be aware that there may be significant state law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider any secondary market for the Company's securities to be a limited one.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Overview

GroEstate Inc. (the “Company”, “GroEstate”, “we” and “us”) was incorporated under the laws of the State of Wyoming on January 30, 2025. Our management team and advisors have experience in land development and agricultural technology, including but not limited to advanced water purification systems, specialized lighting, and growing techniques for high-yield, small-footprint cultivation as well as experience in equipment leasing, and real estate management for farming facilities. We are an agriculture property and equipment focused company that intends to generate recurring revenues by (i) acquiring, developing and leasing specialized farming facilities to independent operators under long-term lease and revenue-sharing arrangements, (ii) acquiring and leasing agricultural equipment to such farming facilities, (iii) providing loans to farm operators, and (iv) providing certain consulting services related to land development, agricultural equipment, and farming techniques. We plan to acquire land, assist in development of such land, and lease land and equipment to farm operators in the North American market. We additionally plan on entering into joint development agreements with farm operators in order provide such operators with access to capital and consulting services with respect to land development, equipment use, and farming capabilities and analysis.

We are not directly involved in farming operations and do not plan on being involved in any farming operations.

Plan of Operation for the Next Twelve Months

We believe that the proceeds of this Offering will satisfy our cash requirements for the next twelve months in the event that we sell the maximum Offered Shares. However, in the event that we sell 50% of the Offered Shares or less, we believe we will still be able to satisfy our cash requirements for the next 12 months but will be required to scale back some of plans. We would reduce the number of community Gardens that we plan to open and would probably not exercise the full amount of our options for the two other properties. In the event we are able to raise at least 75% of the Offered Shares, we will likely attempt to expand our operations, which may include but not be limited to retaining additional employees and consultants, purchasing more properties and equipment, and increasing our marketing efforts.

General and Administrative. We currently have six (6) service providers, consisting of two (2) full-time consultants that serve as our CEO and COO, and two (2) full-time employees and two (2) part-time employees. We also retain a limited number of consultants for specific services, including accounting and legal. We intend to use the proceeds of this offering to potentially expand our work force. For the first 12 months after this offering we expect to incur other costs, including but not limited to:

•	Accounting, including audit, accounting, and tax compliance-related costs;
•	Filing and transfer agent costs if we decide to retain a transfer agent for the tracking of Series B Preferred Stock holders; and
•	Investor relations and news dissemination, including maintaining an online presence and disseminating news releases.

Goods and Equipment. We intend to use the proceeds of this offering to make substantial investments in the agricultural properties and agricultural equipment that we intend to lease for use to operators. We anticipate that revenues will be generated directly from the operators of our land, greenhouses, and growing equipment. It will come from both fixed rent paid by the operators and a usage fee charged for the use of the equipment provided. It is anticipated that as our operators grow their sales, the usage fees will also increase. As the operators are all currently operating the properties that we plan to purchase and have long term leases on the properties, the company expects minimal marketing with the exception of the marketing for this offering. We intend to work closely with the individual operators to expand the facilities along with implementing a number of the techniques to increase the ability of such operators to efficiently grow their products. These would include specialized growing equipment including but not limited to lighting and water purification technologies. In addition, we plan to make substantial investments within our Community Gardens project where we are providing grow operations direct to the inner city through specialized growing equipment built directly into shipping containers. See the heading “Community Gardens Project” in the Section entitled “Business” below. The community gardens will help eliminate food deserts while expecting to generate substantial profits as it is selling direct to the community eliminating both the distributors and the retailers. This allows the growers to keep all of the retail price as opposed to traditional farmers who keep approximately $0.05 to $0.10 for every dollar of produce sold at retail locations.

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Marketing and sales. We anticipate very low marketing and sales costs as we have existing operators for all of our facilities. We anticipate that the operators might have marketing costs to assure that their products are being sold, but the marketing costs to Gro should be minimal.

Cost of revenue. The Company expects to have minimal cost of revenues as the revenues will be derived directly from the equipment and land provided to its operators and thus cost of revenues should be nominal. The insurance and maintenance of the equipment such as the greenhouses will be the responsibility of the operators and thus not be a cost for Gro.

Research and development. We expect to have minimal research and development costs. It will rely on its management team and advisors to assist with the sourcing and evaluation of the newest growing technologies.

General and administrative. The majority of our general and administrative expenses will consist of salaries, and bonuses for certain of our executives, board members and advisory board members. In addition, general and administrative expenses include legal, financial and corporate communication services. The Company expects to incur substantial expenses in marketing the current Offering. Further, the company expects to incur significant general and administrative expenses in the following areas:

•	Accounting, including audit, accounting, and tax compliance-related costs;
•	Filing and transfer agent costs if the company decides that it is advantageous to use a transfer agent of other method for tracking its Preferred Shareholders;
•	Investor relations and news dissemination, including maintaining and updating a planned website and disseminating news releases; and
•	Management fees, including executive officer salaries.

June 30,
2025
Cash	$37,969
Amber Cloud Investments	132,000
TOTAL ASSETS	$169,969

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued liabilities	$67,500
Convertible notes payable, short-term including accrued interest	282,716
Total Liabilities	350,216

Stockholders' Deficit:
Total Stockholders' Deficit	(180,247)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$169,969

As of June 30, 2025, we had current assets of $37,969, current liabilities of $350,216, working capital deficit of $312,247 and an accumulated deficit of $180,247.

As of June 30, 2025 the company had $37,969 in cash and cash equivalents.

As of June 30, 2025 the company had invested $132,000 as part of an option agreement. The Company entered into an option agreement granting the right, but not the obligation, to purchase 100% of the outstanding equity of The Amber Cloud Company, LLC (“Amber NV”), a Nevada limited liability company, for an aggregate purchase price of $10,000,000. Amber NV owns Jones Farms, a hemp-growing operation located in Oklahoma, consisting of (i) 7 acres of property with two fully updated 2,700 square foot greenhouses and (ii) seven additional 2,700 square foot greenhouses currently under modernization, along with irrigation and growing equipment. The property has the capacity to accommodate up to 18 additional greenhouses. The option may be exercised in parts and expires on December 31, 2026.

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As of June 30, 2025 the company owed to management and other consulting vendors $67,500.

As of June 30, 2025 the company entered into several short convertible notes payable which totalled $282,716 including accrued interest. The Company entered into four convertible note agreements bearing an interest rate of 8% with 4 private investors with a 12-month term. The Notes ranked senior to all other obligations and carried a 30% bridge fee on top of its face value. The Notes have a default rate of 18%. The Notes convert into shares of Series B Preferred Stock at a conversion price equal to the price the shares of Series B Preferred Stock are sold in the Company’s Regulation A Offering. The four notes principal balance totaled $225,000 and accrued interest of $3,260 as of June 30, 2025. There was an additional one-time bridge fee totaling $67,500 which will be due along with the principal and interest at maturity.

RESULTS OF OPERATIONS

For the period from Inception (January 30, 2025) through June 30, 2025.

The following table sets forth information comparing the components of net loss for the period from inception (January 30, 2025) through June 30, 2025:

For the period from Inception through June 30,
2025
Revenues, net	$–
Cost of revenues	–
Gross profit	–

Operating expenses:
General and administrative	4,411
Professional fees	108,885
Finance Costs	64,500
Total operating expenses	177,796
Operating loss	(177,796)

Other income (expenses):

Interest expense	(3,216)
Total other income / (expense)	(3,216)
Loss before income taxes	(181,012)
Income tax expense	–
Net loss	$(181,012)

Net loss per common share:Basic and Diluted	$(1.083)

Outstanding:Basic and Diluted	167,185

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During the period January 30, 2025 through June 30, 2025, there were zero revenues and related costs of sales and as a result zero gross profit.

Operating expenses were $177,796 for ther period January 30, 2025 through June 30, 2025. The majority of these costs are related to professional fees for consultants and management. The remaining costs relate to finance costs associated with the four convertible notes as of June 30m 2025 in the amount of $67,500.

Loss from operations was $177,796 for the period January 30, 2025 through June 30, 2025

Other (expenses) was ($3,216) for the period January 30, 2025 through June 30, 2025 which are attributable to interest expense.

Net loss for the period January 30, 2025 through June 30, 2025 was $181,012 which was mostly attributable to professional fees expense and finance costs.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes the cash flows for the year ended June 30, 2025

June 30, 2025
Cash Flows:

Net cash used in operating activities	$(45,031)
Net cash used in investing activities	(132,000)
Net cash provided by financing activities	225,000

Net increase in cash	37,969
Cash at beginning of period	–

Cash at end of period	$37,969

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Net Cash used in Operating Activities for the period from Inception (January 30, 2025) through June 30, 2025

Net cash used by operating activities was $45,031.

Net cash used in Investing Activities for the period from Inception (January 30, 2025) through June 30, 2025

We spent $132,000 in investing activities pursuant to our option to purchase the Jones Farm land and equipment from Amber Cloud Company, LLC. The total purchase price is $10 million, and thus we now own 1.32% of the property and our cost to purchase the remaining amount is 9,868,000.

Net cash provided by Financing Activities for the period from Inception (January 30, 2025) through June 30, 2025

The Company had $225,000 net cash provided by financing activities. The cash provided from financing activities is largely attributable to the proceeds from convertible notes payable.

We presently have limited and expensive available credit, and do not have bank financing or other external sources of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding. We will still need additional capital in order to continue operations until we are able to achieve positive operating cash flow. Additional capital is being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, or capital expenditures.

Recent Financing Transactions

Convertible Promissory Notes

Between February and June of 2025, we sold investors an aggregate of $225,000 in convertible notes (“Prior Notes”), which were subsequently exchanged for new convertible notes on July 25, 2025 (the “Exchange Notes”). Additionally, between July and August 2025, we sold an additional $92,544 in convertible notes (with the Exchange Notes, the “Convertible Notes”). The Convertible Notes (i) mature one (1) year from the initial issuance date of the Prior Note or Convertible Note, as applicable, (ii) accrue interest at eight percent (8%) per annum, (iii) contain a bridge / exit fee of 30% of the principal amount of such Note payable at maturity or included in conversion, and (iv) are convertible into Series B Preferred Stock at a price per share of $10.00.

The principal balance of the Convertible Notes totaled $318,544 in principal and accrued interest of $5,759.22 as of August 15, 2025. The one-time bridge fee is equal to $95,263.20 with respect to all Convertible Notes, which will be due along with the principal and interest at maturity or included in the total to be converted at the election of the holders.

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Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

BUSINESS

Overview

GroEstate Inc. (the “Company”, “GroEstate”, “we” and “us”) was incorporated under the laws of the State of Wyoming on January 30, 2025. Our management team and advisors have experience in land development and agricultural technology, including but not limited to advanced water purification systems, specialized lighting, and growing techniques for high-yield, small-footprint cultivation as well as experience in equipment leasing, and real estate management for farming facilities. We are an agriculture property and equipment focused company that intends to generate recurring revenues by (i) acquiring, developing and leasing specialized farming facilities to independent operators under long-term lease and revenue-sharing arrangements, (ii) acquiring and leasing agricultural equipment to such farming facilities, (iii) providing loans to farm operators, and (iv) providing certain consulting services related to land development, agricultural equipment, and farming techniques. We plan to acquire land, assist in development of such land, and lease land and equipment to farm operators in the North American market. We additionally plan on entering into joint development agreements with farm operators in order provide such operators with access to capital and consulting services with respect to land development, equipment use, and farming capabilities and analysis.

Given our early stage of development and limited funds, we are initially focusing on two underserved market opportunities: (i) urban food production in areas affected by food deserts, and (ii) infrastructure financing for farms, which may include cannabis and hemp operators.

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Urban Food Production and Food Deserts

Many U.S. inner cities lack affordable access to fresh produce, a problem commonly referred to as “food deserts” defined by the U.S. Department of Agriculture (“USDA”) as a low-income geographic area where residents have limited access to healthy, affordable food, often because they are far from supermarkets and lack access to healthy food retailers According to the USDA’s Food Access Research Atlas approximately 18.1 million Americans (6.1% of the population) lives in a food dessert. Through partnerships with community-based operators we intend to finance and expand shipping-container farms that grow and sell produce directly to consumers within these communities. By selling directly to consumers, these operators are able to retain the full retail margin, while providing healthier food alternatives at reasonable prices. According to the USDA, the typical small-scale farmer sells to a distributor that then supplies a retailer and thus receives approximately $0.05 to $0.10 of every dollar spent at retail. In addition, Medicare and Medicaid have both recently authorized “Food Prescriptions” in which the purchase of healthy food such as produce will be reimbursed to the recipient by both Medicare and Medicaid.

We expect to earn revenues from fixed rent, revenue-sharing, and equipment usage fees tied to these urban facilities.

Agricultural Infrastructure Financing

Many farming operations lack sufficient capital to expand and frequently lack access to traditional bank financing for land, greenhouses, and equipment. This is particularly true in licensed hemp and marijuana growers in the United States and Canada. We seek to assist these farming operations by acquiring such facilities for cash and leasing them back to operators under long-term agreements. This provides growers with upfront capital to expand their operations, while providing us with fixed rental income and additional fees tied to equipment usage. We would additionally assist these farms by providing them with necessary equipment tailored to their farming operations under leases and through consulting services with respect to the development of their land, and agricultural techniques.

Growth Strategy

Our growth strategy centers on acquiring and leasing agricultural facilities that will be leased back to operators. We intend to grow through the following:

•	Identification of Facilities. Our management team researches and finds existing agricultural facilities in the U.S. and Canada with growth potential and a need for capital, equipment or consulting services.

•	Option Agreements. We then plan to negotiate and enter into option agreements to either (i) secure rights to acquire such farmland, greenhouses, and related equipment (or the entities owning them), while simultaneously arranging leaseback commitments with the existing operators, (ii) provide equipment leasing to farming operators, or (iii) provide consulting services with respect to further development of the farmland, equipment needs and uses, and farming techniques, such as irrigation and grow lighting. We have two option agreements already executed and plan future growth through additional options.

Our revenues are expected to be derived from (i) fixed monthly rent, providing predictable cash flow, (ii) variable usage fees and revenue-sharing arrangements, which may increase as operator output expands and (iii) consulting services.

Current Agreements

As of the date of this Offering Circular, we have executed two (2) option agreement and one (1) partially binding term sheet. We are currently negotiating three (3) additional projects that we have not entered into binding agreements for as of the date hereof.

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Community Gardens Project

On August 21, 2025, we entered into a partially binding term sheet with Green Blue Marketplace, LLC (“GBM”) for the development of up to 20 community gardens projects throughout the United States. GBM has created a community garden grow facility and marketplace within inner-city Raleigh North Carolina as an initial proving ground of growing high quality vegetables and selling direct within the city and helping to solve issues of Food Deserts. The growing facilities are all located within shipping containers and utilize specialized lighting and proprietary water purification systems to grow directly where the consumers are located. As the typical farmer usually receives under 10% of the retail price of vegetables and shipping usually costs 60-70%, by locating the farm directly at the consumer, GBM can keep the entire retail price of the food and thus generate large profits while providing fully organic produce to the inner city at reasonable prices. In addition, GBM has created the ability to offer food prescriptions to those in the community on Medicare, Medicaid and Food Stamps such that fresh vegetables are free to such consumers.

Pursuant to the term sheet, we have a binding 180 day exclusivity period whereby we and GBM agree to negotiate in good faith to executive definitive agreements (an option agreement) subject to the following terms:

Equipment Leasing - We will provide each project with a 10-year master equipment lease an initial principal amount of up to $1,000,000 per project. The annual base rent for the equipment under the master equipment lease will be equal to 10% of the capital cost of the equipment, paid monthly.

Financing – We will provide each project with a 10-yer credit facility to cover build-outs and operational costs, estimated to not exceed $200,000 per project. The loan will accrue interest at 10% per annum and will be payable quarterly.

Consulting Services – We will provide certain consulting services to each project for 10% of gross revenues generated by each project as a consulting fee.

In addition, GMB has the right to buyout of any equipment lease, and credit facility by issuing us preferred stock of GBM, in an amount equal to 120% of our total invested capital.

As of the date hereof, we have not entered into a definitive agreement with GBM. We anticipate that provided we raise at least $18.75 million in the offering, subject, to the completion of definitive documentation, we would have capital sufficient to jointly develop four (4) projects with GBM.

Cremona Farms (Alberta, Canada)

On August 21, 2025, we entered into an option agreement with Saxon Investments Inc. Cremona Farms has 160 acres of land with a 60,000 sq feet indoor, climate controlled grow facility for growing marijuana for both medicinal and recreational purposes. It is fully licensed by the Province of Alberta and Health Canada for growing marijuana and has long term off-take agreements with both processors and wholesalers for it harvests. ] The facility is capable of producing 6,000 Kg of flower per year, depending on the strains ordered by customers

Per the option agreement, we have an option to 49% ownership in Formosa Mountain, Ltd., the entity that owns the land and the equipment for $8.9 million. We have until August 31, 2026 to exercise any part of this option. If the entire option is exercised and we purchase the land, we would receive $54,000 in monthly rent from the operator, 2323414 Alberta Ltd, a subsidiary company of CannaPharmaRX, Inc. who is also the guarantor and indemnifier of the lease. In addition, we would expect to receive approximately $61,250 in monthly usage fees for the equipment and the expertise provided to the operator by us. As we expect the revenues to increase at Cremona, we expect the usage fee to increase commensurately.

In addition to the option agreement to purchase 49% of the land and equipment, we also have an option to lend the operator $3 million to further expand its facilities. The Note has a term of one (1) year from the date that Gro invests the capital and carries an annual interest rate of 15% paid monthly in arrears. By investing this additional $3 million into the operator, we believe that it will allow the operator to greatly accelerate growth of its business and thus increase the payments to us through the variable payments section of the operating lease.

As of the date hereof, we have not exercised the option agreement to purchase the land, facilities, and equipment for Cremona Farms. We anticipate that we would exercise the entire option in the event that we are able to raise at least $37.5 million in the offering.

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Jones Farms Project (Oklahoma)

On February 1, 2025, we entered into an option agreement, granting us the right, but not the obligation to purchase, for an aggregate of $10 million, The Amber Cloud Company, LLC, a Nevada entity owning (i) 7 acres of property that contains 2 fully updated, 2,700 sq ft greenhouses and (ii) 7 additional, 2,700 sq ft greenhouses that are currently being modernized by the current owners along with irrigation and growing equipment. The property, known as Jones Farms Project, has enough space to add up to an additional 18 greenhouses. The option can be exercised in parts and as of August 15, 2025, we have already purchased 1.82% of the total outstanding equity of Amber Cloud for $182,000. The option expires on December 31, 2026. Jones Farms is located in Oklahoma and grows hemp. Jones Farms is owned by The Amber Cloud Company, LLC, a Nevada limited liability company and is subject to a 20-year lease that expires on April 30, 2045. The lease requires that the operator pay $6,250 per month per operating greenhouse, subject to certain increases and additionally $400 for lighting equipment per production/harvest cycle.

Pursuant to a side agreement entered into between us and The Amber Cloud Company, we are entitled to receive such amount of revenue under the lease equal to the percentage of ownership we have in the Amber Cloud Company.

The property is run by an independent operator and it has an off-take agreement with a major processor to extract the CBD and THC oils from the hemp.

In 2024 with two active greenhouses, Jones Farms generated $1 million in sales of its hemp through an off-take agreement with a major processor. We anticipate that it will grow its business substantially when and if the 7 additional greenhouses’ modernization process is completed. Assuming we are able to exercise the remainder of the option, and that all 7 additional greenhouses are finished, then under the 20-year lease agreement with the operators, we would receive a monthly rent for the property and greenhouses of $60,750 per month ($6,750 per greenhouse), plus additional fees for usage of the lights. In addition to providing Jones with our consulting expertise on marketing and grow technologies such as water purification and installing all of the needed state-of-the art grow lamps, we would receive an additional fee from the usage of its equipment. This fee is based on the amount that the equipment is used but is projected to be an additional $162,000 per month ($200 per light per month – there are 90 lights per greenhouse).

As of the date hereof, we have partially exercised our option with Jones Farms, and as of August 15, 2025, own approximately 1.82% of the outstanding securities of the entity owning the farm. We anticipate that we would exercise the entire option in the event that we are able to raise at least $36.5 million in the offering.

Option Agreements and Term Sheets Currently Under Negotiation

We are currently in negotiations with three additional agricultural properties. While management intends to negotiate and enter into binding definitive agreements, there can be no assurances that such agreements are entered into, or available on terms satisfactory to us. We anticipate that such additional investments will be made only after we reach 50% of the total proceeds from this Offering. :

Competition

There are numerous companies that provide financing and leasing of land and equipment to farming operations. Notwithstanding, our initial focus is on the acquisition and leasing of urban food production facilities and the specialized financing of marijuana and hemp operations and we are not aware of any companies that specialize on these types of facilities. We believe our initial focus on marijuana and hemp infrastructure financing and urban food desert solutions provides us with a distinct niche to begin growth within the agricultural industry. However, there can be no assurance that our competitors will not expand into these segments. If they do, they will likely have significant advantages over us, including greater resources, larger operational teams, and established track records.

Potential Competitors

Gladstone Land Co. (Nasdaq: LAND) is a publicly traded real estate investment trust (REIT) that acquires farmland across the United States and leases it to farmers, often through long-term sale-leaseback transactions. Gladstone has significantly greater resources than we do and currently owns more than 150 farms nationwide.

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Innovative Industrial Properties (NYSE: IIPR) is a publicly traded REIT that acquires, owns and manages specialized real estate leased to licensed cannabis operators. They manage more than 100 properties across 19 states comprising more than 8.5 million square feet of land / facilities.

Other competitors include agricultural investment firms such as Equilibrium, Contain Inc., and Farmland LP, each of which provides capital solutions, leasing structures, or direct ownership of farmland and controlled-environment agriculture facilities. These companies are larger and better resourced than we are, with access to capital and established relationships across the agricultural sector.

In addition to direct competitors, we face indirect competition from capital providers such as traditional banks, and private equity funds. Private investment funds and specialty lenders are also active in financing agricultural and cannabis operations, and they may offer competing financing structures to the same operators we target. Although these entities may not focus on our exact business model, they compete with us for operator relationships by offering capital and lease alternatives.

Government Regulations

Our business model anticipates that we will own, manage, acquire, and develop farming properties in compliance with the laws and regulations of the United States and Canada, as well as state and local laws and regulations in the jurisdictions where our properties are located, which may differ among jurisdictions. Developments related to public health emergencies, including laws and regulations implemented by federal governmental authorities or state and local governmental authorities in jurisdictions where our properties are located in response to such public health emergencies, may impact our ability to operate our business, or those of our tenants, in the ordinary course, which may materially affect our revenues if and when we acquire and lease properties.

Additionally, as an owner of real estate, we will be subject to various federal, state, and local environmental laws, regulations, and ordinances and also could be liable to third parties resulting from environmental contamination or noncompliance at our properties. Environmental laws often impose liability without regard to whether the owner or operator knew of or was responsible for the presence of the contaminants, and the costs of any required investigation or cleanup of these substances could be substantial. The liability is generally not limited under such laws and could exceed the property’s value and the aggregate assets of the liable party. The presence of contamination or the failure to remediate contamination at our properties also may expose us to third-party liability for personal injury or property damage or adversely affect our ability to lease the real property or to borrow using the real estate as collateral.

These and other risks related to governmental regulation and environmental matters are described in more detail in the section of this Offering Circular entitled “Risk Factors”.

Market opportunity

Currently, we have very limited resources. We will need to source capital in order to exercise our option agreements, and source new option agreements. In order to grow our operations, we will need to exercise such option agreements, and continue to find additional opportunities similar to our current agreements. If we fail to raise adequate funds, it will prevent us from exercising all of our current option agreement or from providing the capital needed to expand our search for additional suitable agricultural facilities to purchase.

Seasonality

Depending on the types of options we are able to enter into and the agricultural facilities we ultimately purchase and consulting services we ultimately provide, we may experience seasonality with respect to certain of the equipment we lease and revenues we receive. However, we believe that many of our early-stage target facilities will be greenhouses or shipping containers for inner cities that will likely not be affected by seasonality the way a traditional farming operation would.

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Employees

As of August 15, 2025, we had two (2) full time consultants including our Chief Executive Officer (who also serves as our Chief Financial Officer), and our Chief Operating Officer. we also have two (2) full-time employee and two (2) part-time employees that provide services ranging from finance to agricultural analysis and leasing. Our employees are not represented by a union.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to temporary employee staffing business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We will accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Description of Our Property

 GroEstate’s office is located at 30 N Gould St, Suite R, Sheridan WY 82801, Phone: 778-214-5075, Email: investor@gro.estate. At present our employee and consultants work virtually. We currently pay no money for office space. We maintain a website at http://www.gro.estate. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of August 15, 2025:

Name	Age	Term of Office	Position	Approximate hours per week for part-time employees
Domnic Colvin	58	1/2025 – Current	Chief Executive Officer, Chief Financial Officer, President and Chairperson	Full Time
Dean Medwid	57	1/2025 – Current	Chief Operating Officer, Director	Full Time

The principal occupations for each of our current executive officers and directors are as follows:

Dominic Colvin - Mr. Colvin is the Founder of GroEstate and since inception (January 2025), serves as its CEO, CFO, President, Treasurer, Secretary, and Chairman of the Board. He has been involved in agriculture and specifically cannabis since 2017. Mr. Colvin was a founder and from November 2016 through February, 2019, served as CEO of Great Northern Ventures Inc. (GNV), a private cannabis cultivation and wholesale company that supplied flower to Canadian based licensed producers. During his term with GNV, the company acquired two properties, one of which was developed into a 60,000 sq. ft. cultivation facility with its own co-gen plant, with growing production capacity of 12,500kg per year, and the other was sold to CannapharmaRx Inc. (OTC: CPMD), a Canadian publicly traded cannabis cultivation company trading on the OTC. Subsequent to the sale, Mr. Colvin was joined the board of CPMD and became its CEO, serving from 2018 through 2022. From 2022 through January 2025, Mr. Colvin served as CEO and director of PLC International Investments, Inc., a private equity company. Previously, since 1995, Mr. Colvin has held various senior management positions in both publicly listed and private electrical generating companies, whose primary focus being renewable power and waste to energy, including as a founder and Chief Operating Officer of Renewable Power & Light plc. Our Board believes Mr. Colvin’s experience as an executive and operator in the farming and cannabis industry qualifies him to serve on the Board.

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Dean Medwid - Mr. Medwid has worked as a senior executive in operations for cannabis, technology, and operations for more than thirty years, in both public and private markets with a focus on scalable process engineering, brand development and strategic partnerships. He has been recognized with numerous business awards and accolades, including Profit 100’s Top 100 in Canada, five years in a row while a co-founder and partner in Seattle’s Best Coffee. Mr. Medwid has served as a founder and chief operating officer of GroEstate since May 2025. Previously, from April 2024 through April 2025, Mr. Medwid served an operating partner for Elevation Capital, a venture capital firm based in the Bahamas. Prior to that, from June 2023 through June 2024, he served as CEO of CannapharmaRx Inc.(OTC: CPMD), a Canadian publicly traded cannabis cultivation company, trading on the OTC. From March 2024 through May 2025, he served as CEO of New Leaf Ventures (CSEL NLV, OTC: NLVVVF), a publicly traded Canadian cannabis financing and applied management company that trades on the Canadian Stock Exchange and the OTC. Additionally, from June 2021 though May 2024, Mr. Medwid served as President and COO of High Profile Holdings Inc., a cannabis retailer in Canada, before it was acquired by New Leaf Ventures. From 2013 through June 2021, he also served as President and COO of Mindfield, a Canadian recruiter and employment outsourcing company in various hospitality sectors. Mr. Medwid has assisted companies in driving growth and expansion, creating internal processes related to budgets, technology standards and human resources. Mr. Medwid received a degree in paramedicine in from Southern Alberta Polytechnic University. He has also completed a 3 year entrepreneurial program at MIT and a 2 year leadership program at Emory University. Our Board believes Mr. Medwid’s experience as an executive and operator in the farming and cannabis industry qualifies him to serve on the Board.

None of our executive officers and board directors has been involved in any of the following proceedings during the past ten (10) years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceedings (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings.

None of the following events have occurred during the past five years and which are material to an evaluation of the ability or integrity of any director or executive officer: (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or (2) Such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

Board Composition

Our Board of Directors currently consists of two members, Mr. Colvin and Mr. Medwid. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the Board.

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We have no formal policy regarding Board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board’s committees, when and if established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board for further consideration.

Code of Business Conduct and Ethics

The Company has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is attached to this Offering Circular as Exhibit 99.1 and is posted on our website at: www.gro.estate.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid or accrued, and equity awards granted, by the Company for the year ended June 30, 2025 to our named executive officers.

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Dominic Colvin (1)	CEO, CFO	15,000	--	15,000
Dean Medwid (2)	COO	--	--	--

(1)	Mr. Colvin has served as the Company’s CEO and Chairman since its founding in January 2025. Mr. Colvin entered into a consulting agreement with the Company effective March 1, 2025. Of the compensation earned by Mr. Colvin, the Company has paid an aggregate of $11,280 and $3,720 is still owed to Mr. Colvin as of June 30, 2025. As of August 15, 2025, the Company owes Mr. Colvin an aggregate of 17,892 in unpaid wages.
(2)	Mr. Medwid has served as the Company’s Chief Operating Officer since May 20, 2025. Mr. Medwid entered into a consulting agreement with the Company effective May 20, 2025. Mr. Medwid agreed to forego any salary until July 1, 2025. As of August 15, 2020, the Company owes Mr. Medwid an aggregate of $15,000 in unpaid wages.

Director’s Compensation

We have not paid and currently will not pay cash compensation to any director for acting in such capacity. We anticipate implementing a director compensation policy or plan for non-employee directors subsequent to the completion of the offering. All compensation payable to Mr. Colvin and Mr. Medwid are currently contemplated in their capacities as officers of the Company.

Employment Agreements

Dominic Colvin Consulting Agreement

On March 1, 2025, the Company and Mr. Colvin (through PLC International Investments Inc., an entity controlled by Mr. Colvin) entered into a management consulting agreement (the “Colvin Agreement”) for Mr. Colvin to serve as CEO and President. Pursuant to the Agreement, Mr. Colvin receives a base salary of $180,000 per year. The Colvin Agreement may be terminated by the Company on thirty (30) days notice.

On May 28, 2025, Mr. Colvin also purchased 300,000 shares of Common Stock on such date at a price per share of $0.001. Of the Shares purchased, 225,000 are subject to a repurchase option by the Company at $0.001 per share. On each one (1) year anniversary of the purchase date, an additional 75,000 shares will vest and no longer be subject to repurchase, provided MR. Colvin continues to be a service provider to the Company.

Mr. Colvin additionally entered into the Company’s standard confidential information and invention assignment agreement.

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Dean Medwid Consulting Agreement

On May 20, 2025, the Company and Mr. Medwid through 1082900 BC Ltd., an entity controlled by Mr. Medwid) entered into management consulting agreement (the “Medwid Agreement”) for Mr. Medwid to serve as COO. Pursuant to the Agreement, Mr. Medwid receives a base salary of $180,000 per year. The Medwid Agreement may be terminated by the Company on thirty (30) days notice.

On May 28, 2025, Mr. Medwid purchased 300,000 shares of Common Stock on such date at a price per share of $0.001. Of the Shares purchased, 225,000 are subject to a repurchase option by the Company at $0.001 per share. On each one (1) year anniversary of the purchase date, an additional 75,000 shares will vest and no longer be subject to repurchase, provided Mr. Medwid continues to be a service provider to the Company.

Mr. Medwid additionally entered into the Company’s standard confidential information and invention assignment.

Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions

1.	On May 28, 2025, we sold our CEO, Domnic Colvin, 300,000 shares of common stock at a price per share of $0.001. Of the shares purchased, 225,000 are subject to a repurchase option by the Company at $0.001 per share. On each one (1) year anniversary of the purchase date, an additional 75,000 shares will vest and no longer be subject to repurchase, subject to Mr. Colvin continuing to be a service provider to the Company.

2.	On May 28, 2025, we sold our COO, Dean Medwid, 300,000 shares of common stock at a price per share of $0.001. Of the shares purchased, 225,000 are subject to a repurchase option by the Company at $0.001 per share. On each one (1) year anniversary of the purchase date, an additional 75,000 shares will vest and no longer be subject to repurchase, subject to Mr. Colvin continuing to be a service provider to the Company.

3.	On June 1, 2025, we entered into an option purchase agreement, giving us the right to purchase from Ambercloud Development Corp., a Canadian company (“Amber Canada”), up to 100% of the outstanding equity securities of The Amber Cloud Company, LLC, a Nevada limited liability company (“Amber NV”) that is wholly owned by Amber Canada. Amber NV is the owner of 100% of the property we refer to as Jones Farms in Oklahoma, which contains (i) 7 acres of property that contain 2 fully updated, 2,700 sq ft greenhouses and (ii) 7 additional, 2,700 sq ft greenhouses, along with certain equipment. Dominic Colvin, our CEO, previously established a trust called PLC Intl Foundation for the benefit of his children and grandchildren. Mr. Colvin is not the trustee of the trust, does not control the trust’s assets, and all of his children are adults. Previously, on December 12, 2023, the trust loaned $400,000 to Amber Canada in the form of a promissory note, which is past due. The trustee of the trust has agreed on behalf of the trust to accept repayment under the note until such time as the option is exercised to purchase Amber NV by the Company, which may never occur.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Common Stock as of August 15, 2025 by:

•	each shareholder known by us to beneficially own more than 5% of our outstanding Common Stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

Common Stock

Percentage ownership in the following table is based on 765,000 shares of Common Stock outstanding as of August 15, 2025.

Title of Class	Name of Beneficial Owner (1)	Amount and nature of beneficial ownership (2)	Amount and nature of beneficial ownership acquirable	Percent of class (3)
Common Stock, par value $0.001	Domnic Colvin (4)	300,000	--	39.22%
Common Stock, par value $0.001	Dean Medwid (5)	300,000	--	39.22%

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of August 15, 2025 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding August 15, 2025, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of August 15, 2025.

(2)	Unless otherwise stated in a specific footnote, all shares are held directly by beneficial owner

(3)	The number of Voting Shares used in computing the Percentage of Voting Shares is 765,000.

(4)	Mr. Colvin’s shares were purchased in February 2025. Of Mr. Colvin’s shares, 225,000 are subject to a repurchase option by the Company at $0.001 per share. On each one (1) year anniversary of the purchase date, an additional 75,000 shares will vest and no longer be subject to repurchase, provided Mr. Colvin continues to be a service provider to the Company at such vesting dates. The address for Mr. Colvin is 30 N Gould St STE R, Sheridan, WY 82801.

(5)	Mr. Medwid’s shares were purchased in February 2025. Of Mr. Medwid’s shares, 225,000 are subject to a repurchase option by the Company at $0.001 per share. On each one (1) year anniversary of the purchase date, an additional 75,000 shares will vest and no longer be subject to repurchase, provided Mr. Medwid continues to be a service provider to the Company at such vesting dates. The address for Mr. Medwid is 30 N Gould St STE R, Sheridan, WY 82801.

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SECURITIES OFFERED

This is a public offering of securities of GroEstate Inc. We are offering 8,250,000 shares of our Series B Preferred Stock at an offering price of $10.00 per share. Such Offered Shares include up to 750,000 shares issuable as Incentive Shares. See the Section of this Offering Circular entitled “Plan of Distribution” for a further description of the Incentive Shares. The description of the Series B Preferred Stock is included below in “Description of Securities”.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation and bylaws, as amended to date. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

Market capital structure:

Current Capitalization

Security	Par Value	Authorized (1)	Outstanding	Voting Rights
Common Stock	0.001	1,000,000	765,000	1 vote / share
Preferred Stock	0.001	19,000,000	0
Series A Preferred Stock	0.001	1,000	0	1,000 votes per share
Series B Preferred Stock	0.001	10,000,000	0(2)	none

(1)	As of August 15, 2025, the Company had authorized (i) 1,000,000 shares of Common Stock, (ii) 29,000,000 shares of blank check preferred stock, of which 10,000,000 have been designated Series B Preferred Stock, and (iii) 1,000 shares of Series A Preferred Stock.
(2)	Excludes shares of Series B Stock issuable upon conversion of $318,544 in principal of convertible promissory notes.

Capitalization After the Offering

Security	Par Value	Authorized (1)	Outstanding	Voting Rights
Common Stock	0.001	1,000,000	765,000	1 vote /share
Preferred Stock	0.001	19,000,000
Series A Preferred Stock	0.001	1,000	0	1,000 votes / share
Series B Preferred Stock	0.001	10,000,000	8,250,000 (2)	none

(1)	As of August 15, 2025, the Company had authorized (i) 1,000,000 shares of Common Stock, (ii) 29,000,000 shares of blank check preferred stock, of which 10,000,000 have been designated Series B Preferred Stock, and (iii) 1,000 shares of Series a Preferred Stock
(2)	Assumes that all Offered Shares of the Company’s Series B Preferred Stock are sold in the offering and that all investors purchasing shares in this offering meet the Incentive Threshold. Excludes shares of Series B Stock issuable upon conversion of $318,544 in principal of convertible promissory notes.

Preferred stock

The Company is authorized to issue 29,001,000 shares of Preferred stock, par value $0.001.Of these shares, (i) 1,000 have been designated Series A Preferred Stock and (ii) 10,000,000 have been designated Series B Preferred Stock, having the rights, preferences, and privileges described below.

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Series A Preferred Stock

The Company designated a series of preferred stock as Series A Preferred Stock (the “Series A Preferred Stock”) providing that the rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock of the Company are as follows:

(a) Designation, Amount and Par Value. The series of Preferred Stock is designated as "Series A Preferred Stock" and the number of shares of such series shall be 1,000 shares.

(b) Voting. Each share of Series A Preferred Stock entitles the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the shareholders of the Company, voting together with the holders of common stock and any other class or series of stock entitled to vote, as a single class, so long as one (1) share of Series A Preferred Stock is outstanding.

(c) Dividends. Except as required by law, the Series A Preferred Stock shall not be entitled to receive dividends or other distributions, whether in cash, securities, or other property.

(d) Liquidation. Except as required by law, upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall not be entitled to receive any distribution of the Company’s assets.

(d) No Conversion. The Series A Preferred Stock is not convertible into any other class or series of stock, or into any other securities of the Company.

(e) Redemption. If and when issued, the shares of Series A Preferred Stock will be redeemable by the Company upon (i) the mutual written agreement of each holder and the Company, or (ii) upon a “Change of Control”, which includes the sale of all of the Company’s assets or capital stock, a merger or other business combination into another entity. The redemption price is $0.001 per share.

(e) No Preemptive or Other Rights. The Series A Preferred Stock shall have no preemptive, subscription, or other similar rights to acquire any securities of the Company.

(f) Non-Transferability. The shares of Series A Preferred Stock shall be non-transferable, except with the prior written consent of the Board.

As of August 15, 2025, there were no shares of Series A Preferred Stock outstanding.

Series B Preferred Stock

Prior to the completion of the offering of the Series B Preferred Stock, the Company will file a Certificate of Designations with the Secretary of State of the State of Wyoming. The Series B Preferred Stock will have the rights, preferences, privileges and restrictions granted to and imposed on the Series B Preferred Stock as follows:

(a) Designation, Amount and Par Value. The Series B Preferred Stock will be designated as Series B 7.5% Participating Preferred Stock and the number of shares so designated shall be 10,000,000. Each share of Series B Preferred Stock shall have a par value of $0.001 per share and a stated value of $10.00 per share.

(b) Closings. Since there is no minimum offering amount, the Company may immediately deposit the proceeds from accepted subscription agreements into the Company’s bank account..

(c) Voting. The Holders of shares of Series B Preferred Stock shall not be entitled to vote with the holders of Common Stock on any matters submitted to a vote of stockholders of the Company, except as otherwise provided by law or with respect to certain customary negative covenants, such as amending the organizational documents of the Company in a matter negative to the holders of Series B Preferred Stock, increasing the authorized shares of preferred stock, or creating senior preferred stock with respect to dividends or distributions on liquidation.

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(d) Fixed Dividends. The Series B Preferred Stock will earn dividends at the rate of 7.5% per annum from issuance. Dividends will be paid in cash through the end of the calendar quarter immediately prior to the ten (10) year anniversary of the applicable closing. All Dividends, to the extent legally available, will be paid in cash on a quarterly basis on each occurrence of March 31st, June 30th, September 30th and December 31st. Such cash Dividends will be paid through the return of capital from the escrowed funds from this offering and then through the Company’s profits, to the extent legally available under Wyoming law. See “Dividend Policy” below for a further description.

The Company will deposit 7.5% of the proceeds from this offering into an escrow account of the Company’s choosing, as a contingency to make the payments to the holders of the Series B Preferred Stock for cash Dividends required to be paid until depleted. The Company will be required to have sufficient operating profits to make cash payments for the Dividends. In the event the Company does not have sufficient profits, it will use the escrowed funds as a return on capital as opposed to a dividend and the Series B Preferred Stock holders will be informed through the dividend statements accompanying the cash Dividends and with their tax statements that they are not receiving net profits, and that they should not assume that the source of these distributions are net profits. If Dividends are paid from operating profits, then the Company will move the escrowed capital to its operating account and use the capital for general working capital.

(e) Liquidation. In the event of any (i) liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary or (ii) sale of substantially all of the assets or capital stock of the Company, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to ninety percent (90%) of the net proceeds available for distribution to the stockholders pro rata, with such remaining ten percent (10%) to be distributed to the holders of Common Stock pro rata.

(f) No Conversion. The shares of Series B Preferred Stock will not be convertible into any other class or series of stock, or into any other securities of the Company.

Other Rights of Series B Preferred Stock holders

Participation Right

As part of the subscription agreement, the purchasers of the Series B Preferred Stock will be parties to a revenue sharing arrangement pursuant to which, the Series B Preferred Stock holders will collectively have a right to receive 66.7% of the revenues generated from the variable rate usage fees and consulting based fees, excluding fixed rental payments for land leases and / or equipment rentals / leases (“Participation Right”). The Participation Right is based on payments actually received by the Company. Such Participation Right will be paid out quarterly on the same dates as the quarterly Dividends.

As of August 15, 2025, the Company had no shares of Series B Preferred Stock outstanding.

Common Stock

The Company is authorized to issue 1,000,000 shares of Common Stock, par value $0.001.

The Wyoming Statues provides that the holders of the Common Stock shall have one vote per share. In addition, except as otherwise required by law, as provided in this Articles of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the Board with respect to any series of the Preferred Stock, on any matter presented to the holders of Common Stock and Preferred Stock for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), the holders thereof shall vote together as a single class.

Holders of the Common Stock will have no preemptive or conversion rights or other subscription rights. The Bylaws of the Company provide that the holders of Common Stock shall not have a right to cumulative voting. The rights, preferences, and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future. Additionally, the Bylaws may be amended by the Company’s stockholders or the Board of Directors.

As of August 15, 2025, the Company had 765,000 shares of Common Stock outstanding.

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DIVIDEND POLICY

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future, except for the dividends payable on the Series B Preferred Stock, if and when issued. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any other payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Series B Preferred Stock Dividend Policy

The Series B Preferred Stock will accrue Dividends beginning on the applicable closing date, at a cumulative rate of 7.5% per year, based on a 360 day year, consisting of twelve (12) equal thirty (30) day months. Dividend payments will be made on March 31st, June 30th, September 30th and December 31st of each year. All Dividend payments will be paid in cash. The final Dividend payment will be on the last day of a calendar quarter immediately prior to the ten (10) year anniversary of the applicable closing date for each share of Series B Preferred Stock.

The Company will allocate 7.5% of the proceeds from this offering into an escrow account of the Company’s choosing, as a contingency to make the payments to the holders of the Series B Preferred Stock for any Dividends required to be paid. The Company anticipates that it will have sufficient operating profits to continue making cash payments for the Dividends, as required, but there can be no assurances that such operating profits are realized. In the event the Company does not have sufficient profits, it will use the escrowed funds as a return on capital as opposed to a dividend and the Series B Preferred Stock holders will be informed through the dividend statements accompanying the cash Dividends and with their tax statements that they are not receiving net profits, and that they should not assume that the source of these distributions are net profits. If Dividends are paid from operating profits, then the Company will move the escrowed capital to its operating account and use the capital for general working capital

Transfer Agent

The Company has engaged Transfer Online, Inc. to act as its transfer agent for its Series B Preferred Stock.

SHARES ELIGIBLE FOR FUTURE SALE

There is no market for our Series B Preferred Stock. Future sales of our Series B Preferred Stock in the public or private market, or the perception that such sales may occur, could adversely affect the potential future market price or value of our Series B Preferred Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Series B Preferred Stock, once and if our Series B Preferred Stock begins trading on a quoted exchange, in the public market after those restrictions lapse. This could adversely affect the market price of our series B Preferred Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Series B Preferred Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

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LEGAL MATTERS

Certain legal matters with respect to the shares of Series B Preferred Stock offered hereby will be passed upon by the Silvestre Law Group, P.C., whose address is 2629 Townsgate Rd., Suite 215, Westlake Village, CA 91361. Silvestre Law Group, or its attorneys, currently own an aggregate of 25,000 shares of our Common Stock.

EXPERTS

The financial statements of GroEstate Inc. for the year ended June 30, 2025, included in this Offering Statement have been audited by Wahl Street Accountancy Corp, an independent auditor, as stated in their report thereon and incorporated by reference in this Offering Statement, in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this Offering Statement on Form 1-A pursuant to Regulation A promulgated under the Securities Act with respect to the shares of Series B Preferred Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Series B Preferred Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the qualification of the offering statement, we will become subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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GROESTATE INC.

FINANCIAL STATEMENTS

From Inception January 30, 2025 through to June 30, 2025

F-1

Report of Independent Auditors

To the Management and Directors of

Gro Estates, Inc.

Opinion

We have audited the financial statements of Gro Estates Inc., which comprise the balance sheet as of June 30, 2025, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from January 30, 2025 (inception) to June 30, 2025, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Gro Estates, Inc. June 30, 2025, and the results of its operations and its cash flows for the period from January 30, 2025 (inception) to June 30, 2025, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Gro Estates, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Gro Estate, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

F-2

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Gro Estate Inc’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements. We draw attention to Note 2 in the financial statements, which describes conditions indicating a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern, including significant operating losses and dependence on future financing. Our opinion is not modified in respect of this matter.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Evaluate the overall presentation, structure, and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions, and events in a manner that achieves fair presentation.

•

We are required to communicate with those charged with governance, including management and the general partner regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Gro Estate Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

We have served as the Company’s auditor since 2025.

/s/ Wahl Street Accountancy Corporation

Irvine, California

September 5, 2025

F-3

GRO ESTATES, INC.

BALANCE SHEET

June 30,
2025
ASSETS
Current Assets:
Cash	$37,969

Total Current Assets	37,969

Amber Cloud Investments	132,000
Total Long Term Assets	132,000

TOTAL ASSETS	$169,969

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued liabilities	$67,500
Convertible notes payable, short-term including accrued interest	282,716
Total Current Liabilities	350,216

Total Liabilities	350,216

Stockholders' Deficit:
Preferred Stock, Series A, par value $0.001, authorized 1,000 and zero issued and outstanding as of June 30, 2025, respectively	–
Common stock, $0.001 par value, authorized 1,000,000, 300,000 shares issued and outstanding at June 30, 2025 , respectively	765
Additional paid-in capital	–
Accumulated deficit	(181,012)
Total Stockholders' Deficit	(180,247)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$169,969

The accompanying notes are an integral part of these financial statements

F-4

GRO ESTATES INC.

STATEMENTS OF OPERATIONS

For the period from Inception January 30, 2025 through to the Period Ended
June 30,
2025
Revenues	$–
Cost of revenue	–
Gross Profit	–

Operating Expenses
General and administrative	$4,411
Professional fees	108,885
Finance Costs	64,500
Total Operating Expenses	177,796

Loss from operations	(177,796)

Other Expense

Interest expense	(3,216)
Net Other Expense	(3,216)

Net Loss	$(181,012)

Net Loss Per Common Share: Basic and Diluted	$(1.083)

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	167,185

The accompanying notes are an integral part of these financial statements

F-5

GRO ESTATES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS DEFICIT

From Inception January 30, 2025 to June 30, 2025

	Series Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders' Deficit

Balance - January 30, 2025	–	$–	–	$–	$–	$–	$–

Common Stock purchased for cash	–	–	300,000	300	–	–	300
Common stock issued for stock compensation	–	–	465,000	465	–	–	465
Net loss	–	–	–	–	–	(181,012)	(181,012)

Balance - June 30, 2025	–	$–	765,000	$765	$–	$(181,012)	$(180,247)

The accompanying notes are an integral part of these financial statements.

F-6

GRO ESTATES, INC.

STATEMENTS OF CASH FLOWS

From Inception January 30, 2025 through to
June 30,
2025
OPERATING ACTIVITIES:
Net loss	$(181,012)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock based compensation	765
Financing costs convertible notes	64,500
Accrued interest	3,216
Accounts payable and accrued liabilities	67,500
Net Cash Provided by Operating Activities	(45,031)

INVESTING ACTIVITIES:

Amber Cloud Investment	(132,000)
Net Cash Used in Investing Activities	(132,000)

FINANCING ACTIVITIES:

Proceeds from issuance of convertible notes	215,000
Net Cash Provided by Financing Activities	215,000

Net increase in cash	37,969
Cash, beginning of period	–
Cash, end of period	$37,969

Supplemental cash flow information
Cash paid for interest	$–
Cash paid for taxes	$–

The accompanying notes are an integral part of these financial statements

F-7

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

GroEstate Inc. (the “Company”, “GroEstate”, “we” and “us”) was incorporated under the laws of the State of Wyoming on January 30, 2025. Our management team and advisors have experience in land development and agricultural technology, including but not limited to advanced water purification systems, specialized lighting, and growing techniques for high-yield, small-footprint cultivation as well as experience in equipment leasing, and real estate management for farming facilities. We are an agriculture property and equipment focused company that intends to generate recurring revenues by (i) acquiring, developing and leasing specialized farming facilities to independent operators under long-term lease and revenue-sharing arrangements, (ii) acquiring and leasing agricultural equipment to such farming facilities, (iii) providing loans to farm operators, and (iv) providing certain consulting services related to land development, agricultural equipment, and farming techniques. We plan to acquire land, assist in development of such land, and lease land and equipment to farm operators in the North American market. We additionally plan on entering into joint development agreements with farm operators in order provide such operators with access to capital and consulting services with respect to land development, equipment use, and farming capabilities and analysis.

We are not directly involved in farming operations and do not plan on being involved in any farming operations.

NOTE 2 – GOING CONCERN

As of June 30, 2025, the Company has incurred losses totaling $181,012 since inception, has not yet generated revenue from its operations, and will require additional funds to maintain our operations. As of June 30, 2025, the Company had a working capital deficit of $312,247 and incurred a loss from Inception June 30, 2025 through to June 30, 2025 of $181,012. From inception through to June 30, 2025, the Company has raised $215,000 from four investors. The cost of financing was 8% and a 30% bridge fee and is expensive financing, which might create cash flow issues in the future from our next financing or if we cannot raise sufficient cash flows from operations to pay the bridge financing fee and / or default rate of 18%. Subsequent to June 30, 2025, through our reporting date the Company raised an additional $103,544 containing the same terms as other investors.

The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable future operations and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through continued financial support from its stockholders, the issuance of debt securities and private placements of common stock.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or, if additional capital is needed that such funds, if available, will be obtainable in terms of satisfactory to the Company.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

F-8

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

All figures are in U.S. Dollars.

The fiscal year end is June 30.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, stock-based compensation, accounting for preferred stock, and the valuation of acquired assets and liabilities. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of ninety days or less. The Company had cash on hand of $37,969 as of June 30, 2025, respectively. The Company had no cash equivalents as of June 30, 2025.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Topic 606, “Revenue from Contacts with Customers” (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. We have no revenues as of from inception through to June 30, 2025.

F-9

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Convertible Debt

The Company issues convertible debt instruments, typically in the form of convertible notes, which may be converted into equity securities at the option of the holder under specified conditions or upon the occurrence of certain events, such as a qualified financing round or maturity date. The Company evaluates convertible debt instruments at issuance to determine the appropriate accounting treatment in accordance with ASC 470-20, Debt with Conversion and Other Options. When a convertible debt instrument includes an embedded conversion feature, the Company assesses whether the feature qualifies as an embedded derivative requiring separate accounting under ASC 815, Derivatives and Hedging. If the conversion feature is not required to be bifurcated, the Company accounts for the convertible debt as a single liability measured at its amortized cost, using the effective interest method. In cases where the convertible debt includes a beneficial conversion feature (BCF), the Company allocates a portion of the proceeds to the BCF, measured as the intrinsic value of the conversion option at the issuance date. The BCF is recorded as a debt discount and an increase to additional paid-in capital. The debt discount is amortized as interest expense over the term of the convertible debt using the effective interest method. Interest expense on convertible debt includes stated interest, amortization of any debt discount, and debt issuance costs, if applicable. Debt issuance costs are capitalized and amortized over the term of the debt as interest expense. Upon conversion of the debt into equity, the carrying amount of the debt, including any unamortized discount or issuance costs, is reclassified to equity, and no gain or loss is recognized unless the conversion terms are modified.

Stock-Based Compensation

The Company grants stock-based awards, including stock options and restricted stock units (RSUs), to employees, directors, and non-employee consultants as part of its equity incentive plan. Stock-based compensation is accounted for in accordance with ASC 718, Compensation – Stock Compensation, for awards to employees and directors, and ASC 505-50, Equity – Equity-Based Payments to Non-Employees, for awards to non-employees.

Employees and Directors: The Company measures stock-based compensation expense for employee and director awards based on the grant-date fair value of the awards, using the Black-Scholes option-pricing model for stock options and the fair market value of the underlying common stock for RSUs. Compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award (typically four years with a one-year cliff). Forfeitures are accounted for as they occur.The Black-Scholes model incorporates assumptions such as the expected term, volatility, risk-free interest rate, and expected dividend yield. The fair value of the underlying common stock is determined based on valuations performed by management or independent third parties, considering factors such as recent financing transactions, market conditions, and the Company’s financial performance.

Non-Employees: For stock-based awards granted to non-employees (e.g., consultants or advisors), the Company measures compensation expense based on the fair value of the awards at the grant date, consistent with ASC 718 principles, as amended by ASU 2018-07. The fair value is determined using the Black-Scholes model for options or the fair market value of the underlying stock for other equity awards. Compensation expense is recognized over the period during which services are rendered, with the fair value remeasured at each reporting date until the awards vest or the service is complete, if required under ASC 505-50.Modifications: If the terms of a stock-based award are modified, the Company evaluates whether the modification results in incremental compensation cost under ASC 718 or ASC 505-50. Incremental costs, if any, are measured as the difference between the fair value of the modified award and the original award immediately before modification and are recognized over the remaining vesting period.Stock-based compensation expense is recorded in the statement of operations within operating expenses, based on the function of the employee or non-employee (e.g., research and development or general and administrative). The Company does not capitalize stock-based compensation costs.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-10

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 as of January 1, 2007 and have analyzed filing positions in each of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. federal and California as our “major” tax jurisdictions. With limited exceptions, we remain subject to Internal Revenue Service (“IRS”) examination of our income tax returns filed within the last three (3) years, and to California Franchise Tax Board examination of our income tax returns filed within the last four (4) years. However, we have certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

At June 30, 2025, the Company recognized a full valuation allowance against the recorded deferred tax assets.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Net Loss per Share

The Company follows ASC 260, “Earnings per Share” (“EPS”), which requires presentation of basic EPS on the face of the Statements of Operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings (loss) per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share reflect the potential dilution that could occur if securities were exercised or converted into common stock or other contracts to issue common stock resulting in the issuance of common stock that would then share in the Company’s earnings subject to anti-dilution limitations. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact.

For the year ended June 30, 2025, potentially dilutive common shares consist of common stock issuable upon the conversion of convertible notes payable. All potentially dilutive securities related to these convertible notes payable were excluded from the computation of diluted weighted average number of shares of common stock outstanding as they would have had an anti-dilutive impact.

Comprehensive Income

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. During the six months ended June 30, 2025, the Company’s did not have any component of comprehensive income.

F-11

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Contingencies

The Company follows ASC 450-20, “Loss Contingencies” to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no loss contingencies as of September 30, 2024 and 2023.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) which supersedes existing guidance on accounting for leases in “Leases (Topic 840).” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company evaluated the effects of adopting ASU 2016-02 on its financial statements and determined that there are no leases for evaluation.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires the Company to disclose disaggregated jurisdictional and categorical information for the tax rate reconciliation, income taxes paid and other income tax related amounts. This guidance is effective for annual periods beginning after December 15, 2024, which will be the Company’s fiscal year 2025, with early adoption permitted. The adoption is expected to enhance the Company’s Notes to the Financial Statements. The Company is currently evaluating how this ASU will impact its financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03 “Disaggregation of Income Statement Expenses,” which requires the Company to disaggregate key expense categories such as employee compensation, depreciation and intangible asset amortization within its financial statements. ASU 2024-03 is effective for annuals periods beginning with the Company’s fiscal year 2027, and interim periods within the Company’s fiscal year 2028, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its Notes to the Financial Statements.

Management does not believe any other recently issued, but not yet effective accounting pronouncements would have a material effect on our present or future financial statements.

NOTE 4 – OPTION AGREEMENT AND INVESTMENT IN THE AMBER CLOUD COMPANY

Amber Cloud Company Investments at June 30, 2025 consists of the following:

June 30, 2025
Amber Cloud Company Investments	$132,000
Total Amber Cloud Investments	$132,000

On February 1, 2025, the Company entered into an option agreement granting the right, but not the obligation, to purchase 100% of the outstanding equity of The Amber Cloud Company, LLC (“Amber NV”), a Nevada limited liability company, for an aggregate purchase price of $10,000,000. Amber NV owns Jones Farms, a hemp-growing operation located in Oklahoma, consisting of (i) 7 acres of property with two fully updated 2,700 square foot greenhouses and (ii) seven additional 2,700 square foot greenhouses currently under modernization, along with irrigation and growing equipment. The property has the capacity to accommodate up to 18 additional greenhouses. The option may be exercised in parts and expires on December 31, 2026.As of August 15, 2025, the Company has exercised a portion of the option, acquiring a 1.82% equity interest in Amber NV for $182,000. The investment is accounted for under the cost method in accordance with ASC 323, Investments—Equity Method and Joint Ventures, as the Company does not have significant influence over Amber NV. The carrying value of the investment is $182,000 as of [insert balance sheet date], and no impairment has been recognized.

F-12

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 4 – OPTION AGREEMENT AND INVESTMENT IN THE AMBER CLOUD COMPANY (cont’d)

Lease and Revenue Sharing Agreement Jones Farms is subject to a 20-year lease agreement with an independent operator, expiring April 30, 2045. The lease requires the operator to pay $6,250 per month per operating greenhouse, subject to certain increases, plus $400 per production/harvest cycle for lighting equipment. Pursuant to a side agreement with Amber NV, the Company is entitled to receive lease revenue proportional to its ownership percentage in Amber NV. As of August 15, 2025, with a 1.82% ownership, the Company is entitled to 1.82% of the lease revenue generated by Jones Farms. In 2024, with two active greenhouses, Jones Farms generated $1,000,000 in sales through an off-take agreement with a major processor for the extraction of CBD and THC oils from hemp. The Company anticipates potential revenue growth upon completion of the modernization of the seven additional greenhouses. If the Company exercises the full option and all nine greenhouses (two existing and seven modernized) are operational, the Company would receive monthly lease revenue of $60,750 ($6,750 per greenhouse) plus additional fees for lighting equipment usage, estimated at $162,000 per month based on 90 lights per greenhouse at $200 per light per month. These projections are based on management’s estimates and are subject to risks and uncertainties, including the completion of greenhouse modernization and market conditions.

Consulting Services The Company provides consulting expertise to Jones Farms on marketing and grow technologies, including water purification and state-of-the-art grow lamps. The Company earns additional fees based on equipment usage, which are included in the projected $162,000 per month noted above. Option Purchase Agreement with Ambercloud Development Corp.

On June 1, 2025, the Company entered into an option purchase agreement with Ambercloud Development Corp. (“Amber Canada”), a Canadian company that wholly owns Amber NV. The agreement provides the Company with the right to purchase up to 100% of Amber NV’s outstanding equity securities. The terms of this agreement align with the February 1, 2025, option agreement described above.

Related Party Transaction On December 12, 2023, PLC Intl Foundation, a trust established by the Company’s CEO, Dominic Colvin, for the benefit of his adult children and grandchildren, loaned $400,000 to Amber Canada via a promissory note, which is currently past due. Mr. Colvin is not the trustee and does not control the trust’s assets. The trustee has agreed to defer repayment of the note until the Company exercises its option to purchase Amber NV, which may not occur. In accordance with ASC 850, Related Party Disclosures, this transaction is disclosed due to the involvement of the CEO’s trust.

Contingencies and Commitments The Company’s ability to exercise the remaining option to acquire Amber NV is contingent upon raising at least $36,500,000 through an offering. There is no assurance that the Company will raise the necessary funds or fully exercise the option. Gro will receive 1% of equity ownership for every $100,000 paid. If the option is not exercised by December 31, 2026, it will expire. The Company has no other significant commitments related to this agreement as of June 30, 2025.

Fair Value Considerations The option to purchase Amber NV is not recognized as a derivative under ASC 815, Derivatives and Hedging, as it does not meet the criteria for net settlement. The fair value of the option has not been determined as of June 30, 2025, as it is not required to be measured at fair value under ASC 820, Fair Value Measurement, unless exercised or impaired.

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at June 30, 2025 consist of the following:

June 30, 2025

Accounts payable and accrued liabilities	$67,500
Total accounts payable and accrued liabilities	$67,500

The Company accounts payable is made up of consulting fees to Orange County Investment Financial Group (“OCIFG”), accrued compensation to CEO and remaining payable for accounting and audit professional fees. OCIFG is a vendor that the Company uses for the design and implementation of its plan. This payable bears no interest and is payable in cash. As of June 30, 2025, the amount owed to OCIFG is $50,000, respectively. The CEO was owed $5,000 as of June 30, 2025. The remaining accounting and audit vendors were owed $12,500 as of June 30, 2025, respectively.

F-13

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 6 – CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable, at June 30, 2025 consists of the following:

June 30, 2025
Convertible Notes Payable	$279,500
Add: accrued interest	3,216
Total Convertible Notes Payable, accrued interest	$282,716

The Company entered into four convertible note agreements (the “Notes”) bearing an interest rate of 8% with 4 private investors with a 12-month term. The Notes ranked senior to all other obligations and carried a 30% bridge fee on top of its face value. > The Notes have a default rate of 18%. The Notes convert into shares of Series B Preferred Stock at a conversion price equal to the price the shares of Series B Preferred Stock are sold in the Company’s Regulation A Offering.

The four notes principal balance totaled $225,000 and accrued interest of $3,260 as of June 30, 2025. There was an additional one-time bridge fee totaling $67,500 which will be due along with the principal and interest at maturity.

NOTE 7 – STOCKHOLDERS’ DEFICIT

Authorized Capital Stock:

The Company’s authorized capital stock consists of (a) 1,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (b) 1,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

Common Stock:

The Wyoming Statues provides that the holders of the Common Stock shall have one vote per share. In addition, except as otherwise required by law, as provided in the Company’s articles of incorporation, as amended, the Company’s Bylaws and as otherwise provided in the resolution or resolutions, if any, adopted by the Board with respect to any series of the Preferred Stock, on any matter presented to the holders of Common Stock and Preferred Stock for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), the holders thereof shall vote together as a single class.

Holders of the Common Stock will have no preemptive or conversion rights or other subscription rights. The Bylaws of the Company provide that the holders of Common Stock shall not have a right to cumulative voting. The rights, preferences, and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future. Additionally, the Bylaws may be amended by the Company’s stockholders or the Board of Directors.

As of June 30, 2025, the Company had 300,000 shares of Common Stock outstanding, respectively.

F-14

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 7 – STOCKHOLDERS’ DEFICIT (cont’d)

Preferred Stock:

Pursuant to the Company’s amended and restated articles of incorporation, filed with the Secretary of State of the State of Wyoming, the Company is authorized to issue up to 1,000 shares of Series A Preferred Stock with the following rights, preferences, privileges and restrictions: Series A preferred shares shall not convert to Common stock but vote on company matters with the Common Stock of the Company. Each share of Series A Preferred Stock shall have the equivalent vote of 1,000 shares of Common Stock. The Series A Preferred Stock may be redeemed by the Company for par value upon a sale of all or substantially all of the common stock or assets of the Company.

As of June 30, 2025, the Company had zero shares of Series A Preferred Stock outstanding.

Issuances of Common Stock

From Inception January 30, 2025 through to June 30, 2025, the Company issued 765,000 shares of common stock.

In February 2025, the Company sold our CEO, Domnic Colvin, 300,000 shares of common stock at a price per share of $0.001. Of the shares purchased, 225,000 are subject to a repurchase option by the Company at $0.001 per share. On each one (1) year anniversary of the purchase date, an additional 75,000 shares will vest and no longer be subject to repurchase, subject to Mr. Colvin continuing to be a service provider to the Company.

In February 2025, the Company sold our COO, Dean Medwid, 300,000 shares of common stock at a price per share of $0.001. Of the shares purchased, 225,000 are subject to a repurchase option by the Company at $0.001 per share. On each one (1) year anniversary of the purchase date, an additional 75,000 shares will vest and no longer be subject to repurchase, subject to Mr. Colvin continuing to be a service provider to the Company.

On May 28, 2025, we sold 765,000 shares of common stock to founders, initial employees, and certain key consultants at a purchase price per share equal to $0.001 (the par value). Of the shares issued, (i) 210,000 shares vest fully at issuance, and (ii) 555,000 of such shares are subject to a repurchase right by the issuer with such repurchase right expiring as follows: (a) 185,000 shares of the repurchase right expire on the one year anniversary of issuance, (b) 185,000 shares of the repurchase right expire on the two year anniversary of issuance, and (c) 185,000 shares of the repurchase right expire on the three year anniversary of issuance, each subject to the purchaser continuing to be a service provider to the Company on each applicable date. Accordingly, the issuer received $765.00 in consideration for all such shares.

NOTE 8: INCOME TAXES

The actual income tax provision differs from the “expected” tax computed by applying the Federal corporate tax rate of 21% to the income before income taxes as follows:

Year Ended June 30,
2025
“Expected” income tax benefit	$37,969
State tax expense, net of Federal benefit	–
Change in valuation allowance	(37,969)
Other	–
Income tax provision	$–

The change in the valuation allowance is due to the tax effect of increase in net operating losses due to our continued net losses.

F-15

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 8: INCOME TAXES (cont’d)

The tax effects of temporary differences which give rise to significant portions of the deferred taxes are summarized as follows:

June 30, 2025
Deferred tax assets:
Inventory reserves	$–
Allowances for bad debts and returns	–
Accrued expenses	–
Asset valuation reserves
Net operating loss carryforwards-estimate	(180,805)
Total deferred tax assets	(180,805)
Valuation allowance	180,805

Deferred tax liabilities:
Deferred state taxes	–
Total deferred tax liabilities

Net deferred tax assets	$–

As of March 31, 2025, we have $180,805 in net operating loss carryforwards for federal and state income tax purposes. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax assets, the level of historical taxable income and tax planning strategies in making the assessment of the realizability of deferred tax assets. We have identified the U.S. federal and California as our “major” tax jurisdiction. With limited exceptions, we remain subject to IRS examination of our income tax returns filed within the last three (3) years, and to California Franchise Tax Board examination of our income tax returns filed within the last four (4) years.

NOTE 9: COMMITMENTS AND CONTINGENCIES

The Company evaluates its commitments and contingencies in accordance with ASC 440, Commitments, and ASC 450, Contingencies, to determine whether disclosure or recognition is required.

Contractual Obligations:  On April 1, 2025, the Company entered into a contract with OCIFG, Inc. that provides business development and acquisition advisory services for $20,000 per month for six months and a bonus of $110,000 when the services are completed for a total of $250,000. As of June 30, 2025, there is three months remaining in the agreement.

Effective March 1, 2025, the Company entered into month to month consulting agreement with our CEO for a monthly retainer of $15,000 and he receives 4% of our profits.

F-16

GRO ESTATES INC.

NOTES TO THE FINANCIAL STATEMENTS

June 30, 2025

NOTE 9: COMMITMENTS AND CONTINGENCIES (cont’d)

On May 20, 2025, the Company and Mr. Medwid through 1082900 BC Ltd., an entity controlled by Mr. Medwid) entered into management consulting agreement (the “Medwid Agreement”) for Mr. Medwid to serve as COO. Pursuant to the Agreement, Mr. Medwid receives a base salary of $180,000 per year. The Medwid Agreement may be terminated by the Company on thirty (30) days notice.

On May 20, 2025, the Company and Mr. Medwid through 1082900 BC Ltd., an entity controlled by Mr. Medwid) entered into management consulting agreement (the “Medwid Agreement”) for Mr. Medwid to serve as COO. Pursuant to the Agreement, Mr. Medwid receives a base salary of $180,000 per year. The Medwid Agreement may be terminated by the Company on thirty (30) days notice.

Financing Commitments: In connection with a convertible notes issued in 2025, the Company is obligated to issue equity securities upon the occurrence of a qualified financing event, as defined in the note agreement. The terms of this commitment is a public offering of securities of GroEstate Inc., a Wyoming corporation (the “Company”). We are offering up to 7,500,000 shares of our Series B 7.5% Participating Preferred Stock, par value $0.001 (the “Series B Preferred Stock”), at an offering price of $10.00 per share (the “Offered Shares”) to investors (“Investors”). In addition, any Investor that invests at least $100,000 in the offering (the “Incentive Threshold”), will receive incentive shares (the “Incentive Shares”) equal to their aggregate subscription amount multiplied by ten percent (10%). Accordingly, we may issue up to 750,000 Incentive Shares, assuming all Investors meet the Incentive Threshold. Each share of Series B Preferred Stock will pay a 7.5% annual dividend (“Dividends”). Dividends will be paid in cash on a quarterly basis beginning on the last day of a calendar quarter after such Offered Shares are sold.

The Company is not aware of any unasserted claims or assessments that are probable of assertion and would require disclosure or recognition under ASC 450 as of June 30, 2025.

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through September 5, 2025, the date the financial statements were available to be issued.

Between July 1, 2025, and September 5, 2025, we raised $93,544 through the issuance of convertible notes, bearing the same terms as the $225,000 convertible notes described in Note 6 to the financial statements (e.g., convertible into the Series B Preferred Stock at the holders option with an annual interest rate of 8% and a 30% bridge fee and maturing 12 months from issuance). Of the proceeds, $50,000 was paid to Amber Cloud Company, LLC on July 15, 2025, as a partial payment under an option agreement to acquire Amber cloud Company, the entity that owns Jones Farms, as detailed in Note 4. The remaining $43,544 was used for working capital to support ongoing operations.

On August 21, 2025, we entered into an option agreement with Saxon Investments Inc. Cremona Farms has 160 acres of land with a 60,000 sq feet indoor, climate controlled grow facility for growing marijuana for both medicinal and recreational purposes. It is fully licensed by the Province of Alberta and Health Canada for growing marijuana and has long term off-take agreements with both processors and wholesalers for it harvests. The facility is capable of producing 6,000 Kg of flower per year, depending on the strains ordered by customers

Per the option agreement, we have an option to 49% ownership in Formosa Mountain, Ltd., the entity that owns the land and the equipment for $8.9 million. We have until August 31, 2026 to exercise any part of this option. If the entire option is exercised and we purchase the land, we would receive $54,000 in monthly rent from the operator, 2323414 Alberta Ltd, a subsidiary company of CannaPharmaRX, Inc. who is also the guarantor and indemnifier of the lease. In addition, we would expect to receive approximately $61,250 in monthly usage fees for the equipment and the expertise provided to the operator by us. As we expect the revenues to increase at Cremona, we expect the usage fee to increase commensurately.

In addition to the option agreement to purchase 49% of the land and equipment, we also have an option to lend the operator $3 million to further expand its facilities. The Note has a term of one (1) year from the date that Gro invests the capital and carries an annual interest rate of 15% paid monthly in arrears. By investing this additional $3 million into the operator, we believe that it will allow the operator to greatly accelerate growth of its business and thus increase the payments to us through the variable payments section of the operating lease.

As of the date hereof, we have not exercised the option agreement to purchase the land, facilities, and equipment for Cremona Farms. We anticipate that we would exercise the entire option in the event that we are able to raise at least $37.5 million in the offering.

No other events have occurred subsequent to June 30, 2025, that require adjustment to or disclosure in the financial statements.

F-17

PART III — EXHIBITS

Index to Exhibits

Exhibit	Description
2.1*	Amended and Restated Articles of Incorporation

2.2*	Bylaws of the Company adopted August 21, 2025

2.3#	Series B 7.5% Participating Preferred Stock Certificate of Designation as filed with the Wyoming Secretary of State on [*], 2025

3.1*	Form of Convertible Promissory Notes Issued between February 2025 and August 2025

3.2*+#	Consulting Agreement between the Company and PLC International Investments Inc. (Dominic Colvin) dated March 1, 2025

3.3*+#	Consulting Agreement between the Company and 1082900 BC Ltd. (Dean Medwid) dated May 20, 2025

3.4*	Partially Binding Term Sheet for Community Gardens Project dated August 21, 2025

3.5*	Option Agreement for Cremona Farms Project dated August 21, 2025

3.6*	Option with The Amber Cloud Company, LLC for the Jones Farms Project dated February 1, 2025

3.7*	Side Agreement with The Amber Cloud Company, LLC dated August 29, 2025

3.8*+	Form of the Company’s Standard Restricted Stock Purchase Agreement

4.1#	Form of Subscription Agreement for Series B 7.5% Participating Preferred Stock

11.1#	Consent of Silvestre Law Group, P.C. (included in the opinion filed as Exhibit 12.1)

12.1#	Legal Opinion of Silvestre Law Group, P.C.

99.1*	Code of Ethics and Business Conduct

+	Management contract or compensatory plan or arrangement.
*	Filed herewith.
#	To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sheridan, State of Wyoming, on September 5, 2025.

(Exact name of issuer as specified in its charter):	GroEstate Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature and Title):	/s/ Dominic Colvin
Dominic Colvin, Chief Executive Officer and Chief Financial Officer

(Date): September 5, 2025

SIGNATURES OF DIRECTORS:

/s/ Dominic Colvin	September 5, 2025
Dominic Colvin, Chairman	Date

/s/ Dean Medwid	September 5, 2025
Dean Medwid, Director	Date

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